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Filed Pursuant to Rule 424(b)(2)

Registration No. 333-212571

Pricing Supplement, dated February 21, 2019 to the Prospectus dated March 30, 2018 and the Prospectus Supplement dated July 18, 2016

$100,000,000

Barclays Inverse US Treasury Composite ETN

The Barclays Inverse US Treasury Composite Exchange Traded Notes (the “ETNs”) that Barclays Bank PLC may issue from time to time are linked to the performance of the Barclays Inverse US Treasury Futures Composite Index™ (the “Index”).  The Index employs a strategy that tracks the sum of the returns of periodically rebalanced short positions in equal face values of each of the 2-year, 5-year, 10-year, long-bond and ultra-long U.S. Treasury futures contracts (together, the “Treasury futures contracts”).  Because the Index provides exposure to a short position in 100% of the return of each of the five underlying Treasury futures contracts, the Index is effectively levered.  Therefore, the performance of the ETNs will be positively affected by declines in the prices of the Treasury futures contracts and will be negatively affected by increases in the prices of the Treasury futures contracts, in each case, on a leveraged basis.  The ETNs do not guarantee any return of principal at maturity and do not pay any interest during their term.  Instead, you will receive a cash payment in U.S. dollars at maturity or upon early redemption based on the performance of the Index, plus the income accrued from a notional investment of the value of the ETNs at the 28-day U.S. Treasury Bill rate (the “T-Bill rate”), less certain costs and fees.

Because the Index tracks short positions in Treasury futures contracts, the Index is subject to a risk of significant declines over time.  Based on historical and hypothetical historical data, the level of the Index has decreased significantly over time in the past and may continue to decrease significantly over the term of the ETNs.  Accordingly, the ETNs are not designed to be long-term investments and are not designed to be used by and may not be appropriate for investors who do not intend to regularly monitor their investment in the ETNs to ensure that it remains consistent with their market views and investment strategies.  The ETNs may not be suitable for all investors and should be used only by investors with the sophistication and knowledge to understand the risks inherent in the Index and the Treasury futures contracts that the Index tracks (and investments in Treasury futures contracts as an asset class generally), as well as the potential adverse consequences of seeking short and leveraged investment results.

If you hold your ETNs as a long-term investment, you may lose all or a substantial portion of your investment in the ETNs.  Any payment on the ETNs at or prior to maturity, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Furthermore, because the daily investor fee and the index rolling cost reduce the amount of your return at maturity or upon early redemption, the level of the Index will need to increase significantly in order for you to receive at least the amount you invested in the ETNs at maturity or upon early redemption.  If the increase in the level of the Index and the positive effect of the daily interest are insufficient to offset the negative effect of the daily investor fee and the index rolling cost, or if the Index level decreases, you will receive less than the amount you invested in the ETNs at maturity or upon early redemption.

Our estimated value of the ETNs as of the inception date was $50.00 per ETN.  See “Risk Factors” beginning on page PS-13 of this pricing supplement for risks relating to an investment in the ETNs.

The principal terms of the ETNs are as follows:

Issuer: Barclays Bank PLC

Series: Global Medium-Term Notes, Series A

Principal Amount per ETN:  $50

Inception and Issue Dates:  The ETNs were first sold on July 14, 2014 (the “inception date”) and were first issued on July 17, 2014 (the “issue date”).

Maturity Date:  July 24, 2024

Secondary Market, CUSIP Number and ISIN:  We have listed the ETNs on The Nasdaq Stock Market (“Nasdaq”). The ticker symbol, CUSIP number and ISIN for the ETNs are as follows:

ETNs	Ticker Symbol	CUSIP	ISIN
Barclays Inverse US Treasury Composite ETN	TAPR	06742W570	US06742W5702

To the extent that an active secondary market in the ETNs exists, we expect that investors will purchase and sell the ETNs primarily in this secondary market.  We are not required to maintain any listing of the ETNs on the Nasdaq or on any other securities exchange.

Underlying Index

The return on the ETNs is linked to the performance of the Index.  The Index tracks the sum of the returns of periodically rebalanced short positions in equal face values of each of the Treasury futures contracts.  At any given time, the Index is composed of an equal synthetic short position in each Treasury futures contract that is either the Treasury futures contract closest to expiration (the “front contract”) or the next Treasury futures contract scheduled to expire immediately following the front contract (the “front next contract”).  Because the Index provides exposure to a short position in 100% of the return of each of the five underlying Treasury futures contracts, the Index is effectively levered.

The Index maintains a synthetic position in the Treasury futures contracts by closing out the synthetic short position in each expiring front contract on a quarterly basis and establishing a new synthetic short position in the corresponding front next contract, a process referred to as “rolling.” In addition, the Index incorporates a rebalancing mechanism to compound the returns of the Treasury futures contracts monthly (or in some cases, more frequently).  The effect of the rebalancing mechanism is that on any day after the index rebalance date, the face value of the synthetic short position in each of the underlying Treasury futures contracts is equal to the level of the Index as of that index rebalance date, thereby compounding the returns on the Treasury futures contracts.

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The Index was created by Barclays Bank PLC, which is the owner of the intellectual property and licensing rights relating to the Index (the “index owner”).  The Index is administered, calculated and published by Barclays Index Administration (the “index sponsor”), a distinct function within the Investment Bank of Barclays Bank PLC.  The index sponsor has appointed a third-party index calculation agent (the “index calculation agent”), currently Bloomberg Index Services Limited (formerly known as Barclays Risk Analytics and Index Solutions Limited), to calculate and maintain the Index.  While the index sponsor is responsible for the operation of the Index, certain aspects have been outsourced to the index calculation agent, including, among other things, calculating the closing level of the Index at the close of business, New York City time, on each index business day. After the closing level of the Index has been calculated, the index sponsor publishes the closing level of the Index on http://indices.barclays (or any successor site) shortly thereafter.   Information contained on the Barclays website is not incorporated by reference in, and should not be considered a part of, this pricing supplement. The closing level of the Index is also reported on Bloomberg page BXIIITAG <Index>, and the intraday level of the Index is reported on Bloomberg page BXRTITAG <Index>.

Payment at Maturity

Payment at Maturity:  If you hold your ETNs to maturity, you will receive a cash payment in U.S. dollars per ETN equal to the closing indicative note value on the final valuation date.

Closing Indicative Note Value:  The closing indicative note value for each ETN on the inception date was $50.  On each subsequent calendar day until maturity or early redemption, the closing indicative note value for each ETN will equal (1) the closing indicative note value on the immediately preceding calendar day plus (2) the daily index performance amount plus (3) the daily interest minus (4) the daily investor fee; provided that if such calculation results in a negative value, the closing indicative note value will be $0.  If the ETNs undergo a split or reverse split, the closing indicative note value will be adjusted accordingly.

The closing indicative note value is not the market price of the ETNs in any secondary market and is not intended as a price or quotation, or as an offer or solicitation for the purchase or sale of your ETNs or as a recommendation to transact in the ETNs at the stated price.  The market price of the ETNs at any time may vary significantly from the closing indicative note value due to, among other things, imbalances of supply and demand for the ETNs (including as a result of any decision of ours to issue, stop issuing or resume issuing additional ETNs), lack of liquidity, transaction costs, credit considerations and bid-offer spreads.

Daily Index Performance Amount:  The daily index performance amount for each ETN on the initial valuation date and on any calendar day that is not an index business day will equal $0.  On any other index business day, the daily index performance amount for each ETN will equal (1) (a) the closing indicative note value on the immediately preceding index rebalance date (or for any index business day from the inception date until the first index rebalance date after the inception date, on the inception date) times (b) the difference of (i) the closing level of the Index on such index business day minus (ii) the closing level of the Index on the immediately preceding index business day divided by (c) the closing level of the Index on the immediately preceding index rebalance date minus (2) the index rolling cost on such index business day.

Index Rolling Cost:  On any calendar day that is not a roll date, the index rolling cost for each ETN will equal $0.  On any roll date, the index rolling cost for each ETN will equal 0.08% times the closing indicative note value on the immediately preceding index rebalance date.  The index rolling cost will accrue on any roll date throughout the term of the ETNs regardless of the performance of the Index, resulting in a fee rate having a cumulative effect of approximately 0.32% per year.  Because the net effect of the index rolling cost is a fixed percentage of the value of each ETN, the aggregate effect of the index rolling cost will increase or decrease in a manner directly proportional to the value of each ETN and the amount of ETNs that are held, as applicable.

Index Rebalance Date:  An index rebalance date is any index business day that is either a scheduled index rebalance date or an additional index rebalance date, each as defined under the section “The Index—Index Construction—Periodic Rebalancing Mechanism” in this pricing supplement.

Roll Date:  A roll date is the fourth to last index business day of each February, May, August and November.

Daily Interest:  The daily interest for each ETN on the initial valuation date was $0.  On each subsequent calendar day until maturity or early redemption, the daily interest for each ETN will equal (1) the closing indicative note value on the immediately preceding calendar day times (2) the T-Bill rate divided by (3) 360.

T-Bill Rate:  The T-Bill rate on each calendar day will equal the most recent weekly investment rate for 28-day U.S. Treasury bills effective on the immediately preceding business day.  The weekly investment rate for 28-day U.S. Treasury bills is generally announced by the U.S. Treasury on each Monday; on any Monday that is not a business day, the rate prevailing on the immediately preceding business day will apply.  The most recent weekly investment rate for 28-day U.S. Treasury bills is currently published by the U.S. Treasury on http://www.treasurydirect.gov and is also currently available on Bloomberg under the ticker symbol “USB4WIR.”  The T-Bill rate is expressed as a percentage.  Information contained on the U.S. Treasury website is not incorporated by reference in, and should not be considered a part of, this pricing supplement. We make no representation or warranty as to the accuracy or completeness of information contained on such website.

Daily Investor Fee:  The daily investor fee for each ETN on the initial valuation date was $0.  On each subsequent calendar day until maturity or early redemption, the daily investor fee for each ETN will equal (1) the closing indicative note value on the immediately preceding calendar day times (2) the fee rate divided by (3) 365.  Because the daily investor fee is calculated and subtracted from the closing indicative note value on a daily basis, the net effect of the daily investor fee accumulates over time and is subtracted at the rate of approximately 0.43% per year.  Because the net effect of the daily investor fee is a fixed percentage of the value of each ETN, the aggregate effect of the daily investor fee will increase or decrease in a manner directly proportional to the value of each ETN and the amount of ETNs that are held, as applicable.

Fee Rate:  The fee rate for the ETNs is 0.43%.

Index Business Day:  An index business day is a day on which the Chicago Board of Trade (“CBOT”) is open for business other than a day that has been recommended by the Securities Industry and Financial Markets Association as a “market close” in the United States.

Business Day:  A business day is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

Trading Day:  A trading day for the ETNs is a day that is an index business day and a business day, in each case as determined by the calculation agent in its sole discretion.

Valuation Date:  A valuation date is each trading day from July 14, 2014 to July 17, 2024, inclusive, subject to postponement due to the occurrence of a market disruption event, such postponement not to exceed five trading days.  We refer to July 14, 2014 as the “initial valuation date” and July 17, 2024 as the “final valuation date” for the ETNs.

The ETN performance is linked to the performance of the Index, plus daily interest, less certain costs and fees. There is no minimum limit to the level of the Index.  Moreover, the ETNs are not principal protected.  Therefore, a decrease in the level of the Index could cause you to lose up to your entire investment in the ETNs.  Based on historical and hypothetical historical data, the level of the Index has decreased significantly over time in the past and may continue to decrease significantly over the term of the ETNs.  See “Risk Factors—Risks Relating to the Index—The Level of the Index Has Decreased Significantly Over Time in the Past and May Continue to Decrease Significantly Over the Term of the ETNs” in this pricing supplement.

Early Redemption

Holder Redemption: Subject to the notification requirements set forth under “Specific Terms of the ETNs—Early Redemption Procedures” in this pricing supplement, you may redeem your ETNs on any redemption date during the term of the ETNs.  If you redeem your ETNs, you will receive a cash payment in U.S. dollars per ETN equal to the closing indicative note value on the applicable valuation date. You must redeem at least 20,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.  If you hold fewer than 20,000 ETNs or fewer than 20,000 ETNs are outstanding, you will not be able to exercise your right to redeem your ETNs.  We may from time to time, in our sole discretion, reduce this minimum redemption amount on a consistent basis for all holders of the ETNs.

Notwithstanding the foregoing, beginning after the close of trading on September 4, 2018, we have waived the minimum redemption amount so that you may exercise your right to redeem your ETNs on any redemption date with no minimum amount.  Our waiver of the minimum redemption amount will be available to any and all holders of the ETNs on such early redemption dates and will remain in effect until we announce otherwise.  We may, at any time and in our sole discretion, make further modifications to the minimum redemption amount, including, among others, to reinstate the minimum redemption amount of 20,000 ETNs for all redemption dates after such further modification.  Any such modification will be applied on a consistent basis for all holders of the ETNs at the time such modification becomes effective.

Issuer Redemption: We may redeem the ETNs (in whole but not in part) at our sole discretion on any business day on or after the inception date until and including maturity. To exercise our right to redeem, we must deliver notice to the holders of the ETNs not less than ten calendar days prior to the redemption date on which we intend to redeem the ETNs. If we redeem the ETNs, you will receive a cash payment in U.S. dollars per ETN in an amount equal to the closing indicative note value on the valuation date specified by us in such notice.

Redemption Date:  In the case of a holder redemption, a redemption date is the third business day following each valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date. In the case of an issuer redemption, the redemption date for the ETNs is the fifth business day after the valuation date specified by us in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which we deliver the redemption notice.

Sale to Public

We sold a portion of the ETNs on the inception date at 100% of the stated principal amount through Barclays Capital Inc., our affiliate, as principal, in the initial distribution.  The remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent.  Sales of the ETNs by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.  However, we are under no obligation to issue or sell ETNs at any time.  If we limit, restrict or stop sales of ETNs, or if we subsequently resume sales of ETNs, the liquidity and trading price of the ETNs in the secondary market could be materially and adversely affected.  Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs.  Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

We may use this pricing supplement in the initial sale of the ETNs.  In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any ETNs after the initial sale of ETNs.  Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The ETNs are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these ETNs or determined that this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

Pricing Supplement dated February 21, 2019

Issued in denominations of $50

PRICING SUPPLEMENT

PRICING SUPPLEMENT SUMMARY	PS-1
RISK FACTORS	PS-14
U.S. TREASURY SECURITIES AND FUTURES CONTRACTS	PS-25
THE INDEX	PS-27
VALUATION OF THE ETNS	PS-39
SPECIFIC TERMS OF THE ETNS	PS-41
CLEARANCE AND SETTLEMENT	PS-47
USE OF PROCEEDS AND HEDGING	PS-47
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	PS-47
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-50
VALIDITY OF THE ETNS	PS-50
NOTICE OF REDEMPTION	A-1
CONFIRMATION OF REDEMPTION	B-1

PROSPECTUS SUPPLEMENT

SUMMARY	S-1
RISK FACTORS	S-7
U.K. BAIL-IN POWER	S-36
TERMS OF THE NOTES	S-39
INTEREST MECHANICS	S-48
TERMS OF THE WARRANTS	S-51
REFERENCE ASSETS	S-58
BENEFIT PLAN INVESTOR CONSIDERATIONS	S-99
PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)	S-101
USE OF PROCEEDS AND HEDGING	S-110
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	S-111
VALIDITY OF SECURITIES	S-131

PROSPECTUS

FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	2
THE BARCLAYS BANK GROUP	3
USE OF PROCEEDS	3
DESCRIPTION OF DEBT SECURITIES	4
DESCRIPTION OF WARRANTS	23
GLOBAL SECURITIES	35
CLEARANCE AND SETTLEMENT	37
DESCRIPTION OF PREFERENCE SHARES	44
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	50
DESCRIPTION OF SHARE CAPITAL	56
TAX CONSIDERATIONS	58
EMPLOYEE RETIREMENT INCOME SECURITY ACT	83
PLAN OF DISTRIBUTION	85
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	88
WHERE YOU CAN FIND MORE INFORMATION	88
FURTHER INFORMATION	89
VALIDITY OF SECURITIES	89
EXPERTS	89
EXPENSES OF ISSUANCE AND DISTRIBUTION	90

PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of the Barclays Inverse US Treasury Composite Exchange Traded Notes (the “ETNs”) that are linked to the performance of the Barclays Inverse US Treasury Futures Composite Index™ (the “Index”) that Barclays Bank PLC may issue from time to time, as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the ETNs.  The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement.  References to the “prospectus” mean our accompanying prospectus, dated March 30, 2018, and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated July 18, 2016, which supplements the prospectus. When you read the prospectus supplement, note that all references to the prospectus dated July 18, 2016, or to any sections therein, should refer instead to the accompanying prospectus dated March 30, 2018, or to the corresponding sections of that prospectus.

We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs.  We may consolidate the additional securities to form a single class with the outstanding ETNs.  However, we are under no obligation to sell additional ETNs at any time, and if we do sell additional ETNs, we may limit such sales and stop selling additional ETNs at any time.  We have no obligation to take your interests into account in deciding whether to issue or sell additional ETNs.  We also reserve the right to cease or suspend sales of ETNs from inventory held by our affiliate Barclays Capital Inc. at any time.  If we limit, restrict or stop sales of ETNs, or if we subsequently resume sales of ETNs, the liquidity and trading price of the ETNs in the secondary market could be materially and adversely affected.

This section summarizes the following aspects of the ETNs:

•                       What are the ETNs and how do they work?

•                       How do you redeem your ETNs?

•                       What are some of the risks of the ETNs?

•                       Is this the right investment for you?

•                       What are the tax consequences?

What Are the ETNs and How Do They Work?

The ETNs are medium-term notes that are senior unsecured debt obligations of Barclays Bank PLC with a maturity of ten years.  The ETNs will be issued in denominations of $50.  The return on the ETNs is based on the performance of the Index, plus the income accrued from a notional investment of the value of the ETNs at the 28-day U.S. Treasury Bill rate (the “T-Bill rate”), less certain costs and fees.

The Index

The return on the ETNs is linked to the performance of the Index.  The Index tracks the sum of the returns of periodically rebalanced short positions in equal face values of each of the Treasury futures contracts.  At any given time, the Index is composed of an equal synthetic short position in each Treasury futures contract that is either the Treasury futures contract closest to expiration (the “front contract”) or the next Treasury futures contract scheduled to expire immediately following the front contract (the “front next contract”).  Because the Index provides exposure to a short position in 100% of the return of each of the five underlying Treasury futures contracts, the Index is effectively levered.

The Index maintains a synthetic position in the Treasury futures contracts by closing out the synthetic short position in each expiring front contract on a quarterly basis and establishing a new synthetic short position in the corresponding front next contract, a process referred to as “rolling.” In addition, the Index incorporates a rebalancing mechanism to compound the returns of the Treasury futures contracts monthly (or in some cases, more frequently).  The effect of the rebalancing mechanism is that on any day after the index rebalance date, the face value of the synthetic short position in each of the underlying Treasury futures contracts is equal to the level of the Index as of that index rebalance date, thereby compounding the returns on the Treasury futures contracts.

The Index was created by Barclays Bank PLC, which is the owner of the intellectual property and licensing rights relating to the Index (the “index owner”).  The Index is administered, calculated and published by Barclays Index Administration (the “index sponsor”), a distinct function within the Investment Bank of Barclays Bank PLC.  The index sponsor has appointed a third-party index calculation agent (the “index calculation agent”), currently Bloomberg Index Services Limited (formerly known as Barclays Risk Analytics and Index Solutions Limited), to calculate and maintain the Index.  While the index sponsor is responsible for the operation of the Index, certain aspects have thus been outsourced to the index calculation agent.  The index calculation agent calculates the closing level of the Index at the close of business, New York City time, on each index business day and the index sponsor publishes it on http://indices.barclays (or any successor site) shortly thereafter.  Information contained on the Barclays website is not incorporated by reference in, and should not be considered a part of, this pricing supplement. The closing level of the Index is also reported on Bloomberg page BXIIITAG <Index>, and the intraday level of the Index is reported on Bloomberg page BXRTITAG <Index>.

Daily Interest

The closing indicative note value of the ETNs, which reflects the value of your ETNs in the performance of the Index, accrues a notional value of interest at the T-Bill rate on each calendar day during the term of the ETNs.  This “daily interest” feature seeks to represent the amount of interest that holders might receive if, on any calendar day, they were to invest the value of the ETNs in an interest-bearing bank account. The “accrued interest” is the sum of the daily interest accrued on the closing indicative note value of the ETNs on each calendar day during the term of the ETNs.  For further information regarding the terms “closing indicative note value,” “T-Bill rate” and “daily interest” as used in this pricing supplement, see “—Payment at Maturity or Upon Early Redemption” below.

Inception, Issuance and Maturity

The ETNs were first sold on July 14, 2014, which we refer to as the “inception date.”  The ETNs were first issued on July 17, 2014, which we refer to as the “issue date,” and each is due on July 24, 2024.

Understanding the Value of the ETNs

The “stated principal amount” is $50.00 per ETN, which is the initial offering price at which the ETNs were sold on the inception date.

The “closing indicative note value” is the value of the ETNs calculated by us on a daily basis and is used to determine the payment at maturity or upon early redemption. The calculation of the closing indicative note value on any valuation date following the initial valuation date is based on the closing indicative note value for the immediately preceding calendar day.  As a result, the closing indicative note value differs from the intraday indicative note value or the trading price of the ETNs.  The closing indicative note value for each ETN on the inception date was $50.  On each subsequent calendar day until maturity or early redemption, the closing indicative note value for each ETN will equal (1) the closing indicative note value on the immediately preceding calendar day plus (2) the daily index performance amount plus (3) the daily interest minus (4) the daily investor fee; provided that if such calculation results in a negative value, the closing indicative note value will be $0.  If the ETNs undergo a split or reverse split, the closing indicative note value will be adjusted accordingly.

The “intraday indicative note value” is intended to provide an approximation of the effect that changes in the level of the Index during the current trading day would have on the closing indicative note value of the ETNs from the previous day.  Intraday indicative note value differs from closing indicative note value in two important respects.  First, intraday indicative note value is based on the most recent Index level published by the index sponsor, which reflects the most recent reported sales prices for the Index components, rather than the closing indicative note value for the immediately preceding calendar day.  Second, the intraday indicative note value only reflects the daily interest and the accrued daily investor fee at the close of business on the immediately preceding calendar day, but does not include adjustment for the daily interest or the daily investor fee accruing during the course of the current day.

If you sell your ETNs on the secondary market, you will receive the “trading price” for your ETNs, which may be substantially above or below the stated principal amount, closing indicative note value and/or the intraday indicative note value because the trading price reflects investor supply and demand for the ETNs.  In addition, if you purchase your ETNs at a price which reflects a premium over the closing indicative note value, you may experience significant loss if you sell or redeem your ETNs at a time when such premium is no longer present in the market place or if we exercise our right to redeem the ETNs.  Furthermore, if you sell your ETNs at a price which reflects a discount below the closing indicative note value, you may experience a significant loss.

The intraday indicative note value of the ETNs will be calculated and published by Thompson Reuters (Markets) LLC on each trading day under the following ticker symbol:

ETNs	Ticker Symbol
Barclays Inverse US Treasury Composite ETN	TAPR.IV

The ETN performance is linked to the performance of the Index, plus daily interest, less certain costs and fees. There is no minimum limit to the level of the Index.  Moreover, the ETNs are not principal protected.  Therefore, a decrease in the level of the Index could cause you to lose up to your entire investment in the ETNs.  Based on historical and hypothetical historical data, the level of the Index has decreased significantly over time in the past and may continue to decrease significantly over the term of the ETNs.  See “Risk Factors—Risks Relating to the Index—The Level of the Index Has Decreased Significantly Over Time in the Past and May Continue to Decrease Significantly Over the Term of the ETNs” in this pricing supplement.

Furthermore, because the daily investor fee and the index rolling cost reduce the amount of your return at maturity or upon early redemption, the level of the Index will need to increase significantly in order for you to receive at least the amount you invested in the ETNs at maturity or upon early redemption.  If the increase in the level of the Index and the positive effect of the accrued interest are insufficient to offset the negative effect of the daily investor fee and the index rolling cost, or if the Index level decreases, you will receive less than the amount you invested in the ETNs at maturity or upon early redemption.

How Do You Redeem Your ETNs?

To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•                     deliver a notice of redemption, in proper form, which is attached as Annex A, to us via facsimile or email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date.  If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•                       deliver the signed confirmation of redemption to us via facsimile or email in the specified form by 5:00 p.m., New York City time, on the same day.  We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•                       instruct your Depository Trust Company (“DTC”) custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price per ETN equal to the applicable closing indicative note value, facing Barclays DTC 5101; and

•                       cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following each valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers.  Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines.  If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date.  Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

The redemption value is determined according to a formula which relies upon the closing indicative note value and will be calculated on a valuation date that will occur after the redemption notice is submitted.  It is not possible to publicly disclose, or for you to determine, the precise redemption value prior to your election to redeem.  The redemption value may be below the most recent intraday indicative note value or closing indicative note value of your ETNs at the time when you submit your redemption notice.

For more information regarding the intraday indicative note value, see “Valuation of the

ETNs—Intraday Indicative Note Values” in this pricing supplement.

What Are Some of the Risks of the ETNs?

An investment in the ETNs involves risks.  Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•                     Market Risk – The return on the ETNs is linked to the performance of the Index which, in turn, tracks the sum of the returns of periodically rebalanced short positions in equal face values of each of the 2-year, 5-year, 10-year, long-bond and ultra-long U.S. Treasury futures contracts.  The price of each Treasury futures contract may change unpredictably, affecting the level of the Index and the value of your ETNs in unforeseeable ways.

•                     Uncertain Principal Repayment– There is no minimum limit to the level of the Index.  Moreover, the ETNs are not principal protected.  Therefore, a decrease in the level of the Index could cause you to lose up to your entire investment in the ETNs.  Based on historical and hypothetical historical data, the level of the Index has decreased significantly over time in the past and may continue to decrease significantly over the term of the ETNs. Furthermore, because the daily investor fee and the index rolling cost reduce the amount of your return at maturity or upon early redemption, the level of the Index will need to increase significantly in order for you to receive at least the amount you invested in the ETNs at maturity or upon early redemption.  If the increase in the level of the Index and the positive effect of the accrued interest are insufficient to offset the negative effect of the daily investor fee and the index rolling cost, or if the Index level decreases, you will receive less than the amount you invested in the ETNs at maturity or upon early redemption.

•                     Issuer Redemption – Subject to the procedures described in this pricing supplement, we have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any business day on or after the inception date until and including maturity.

•                     Conflicts of Interest with the Index Sponsor – Barclays Index Administration, a distinct function within the Investment Bank of Barclays Bank PLC, is the index sponsor.  The index sponsor may administer, calculate and publish the level of the Index and make determinations in respect of the Index in its role of administering, calculating the level of, and publishing, the Index.  These activities may present the index sponsor with significant conflicts of interest in light of the fact that its affiliate, Barclays Bank PLC, is the issuer of the ETNs.   The index sponsor has no obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

•                     No Interest Payments – You will not receive any periodic interest payments on your ETNs.

•                     A Trading Market for the ETNs May Not Exist – Although we have listed the ETNs on the Nasdaq, we cannot guarantee that a trading market for the ETNs will exist at any time.  Even if there is a secondary market for the ETNs, whether as a result of any listing of the ETNs or on an over-the-counter basis, it may not provide enough liquidity to trade or sell your ETNs easily.  In addition, although certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the ETNs, they are not required to do so, and if they decide to engage in such transactions, they may stop at any time.  We are not required to maintain any listing of the ETNs on the Nasdaq or on any other securities exchange.

Is This the Right Investment for You?

The ETNs may be a suitable investment for you if:

•                     You do not seek a guaranteed return of principal and you are willing to risk losing up to your entire investment in the ETNs.

•                     You intend to regularly monitor your investment in the ETNs to ensure that it remains consistent with your market views and investment strategies.

•                     You believe that the prices of the Treasury futures contracts underlying the Index will decrease, and you are willing to hold an investment that is linked to returns on a synthetic “short” position in relation to the Treasury futures contracts.

•                     You are willing to accept the risks associated with fixed income investments in general and the prices of Treasury futures contracts and the yields on U.S. Treasury securities in particular.

•                     You believe the level of the Index will increase by an amount that, taken together with the positive effect of the accrued interest, will be sufficient to offset the daily investor fee and the index rolling cost during the term of the ETNs.

•      You do not seek current income from your investment.

The ETNs may not be a suitable investment for you if:

•                     You seek a guaranteed return of principal and you are not willing to risk losing up to your entire investment in the ETNs.

•                     You do not intend to regularly monitor your investment in the ETNs to ensure that it remains consistent with your market views and investment strategies.

•                     You believe that the prices of the Treasury futures contracts underlying the Index will increase or will not decrease sufficient to offset fees and costs, or you are not willing to hold an investment that is linked to returns on a synthetic “short” position in relation to the Treasury futures contracts.

•                     You are not willing to be exposed to the risks associated with fixed income investments in general and the prices of Treasury futures contracts and the yields on U.S. Treasury securities in particular.

•                     You believe that notwithstanding the positive effect of the accrued interest, the level of the Index will decrease, or will not increase by an amount sufficient to offset the daily investor fee and the index rolling cost during the term of the ETNs.

•                     You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

•                     You seek current income from your investment.

What Are the Tax Consequences?

You should review carefully the section below entitled “Material U.S. Federal Income Tax Consequences.”  As discussed further in that section, based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the ETNs for U.S. federal income tax purposes as prepaid forward contracts with respect to the Index.  Assuming this treatment is respected, gain or loss on your ETNs should be treated as long-term capital gain or loss if you hold your ETNs for more than a year, whether or not you are an initial purchaser of ETNs at the original issue price.

However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment, in which case the timing and character of any income or loss on the ETNs could be materially and adversely affected.  In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ETNs, possibly with retroactive effect.  You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the ETNs, including possible alternative treatments and the issues presented by this notice.

Conflicts of Interest

Barclays Capital Inc. is an affiliate of Barclays Bank PLC and, as such, has a “conflict of interest” in this offering within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”).  Consequently, this offering is being conducted in compliance with the provisions of FINRA Rule 5121 (or any successor rule thereto).

For more information, please refer to “Plan of Distribution (Conflicts of Interest)—Conflicts of Interest” in the accompanying prospectus supplement.

Hypothetical Examples

The following hypothetical examples show how the ETNs might have performed based on the performance of the Index under five hypothetical scenarios (Examples 1 – 5).  The hypothetical examples illustrate the effect, on an accrued basis, of the daily index performance amount (inclusive of the index rolling cost), daily investor fee and daily interest on the payment at maturity or upon early redemption.  Certain figures presented in the hypothetical examples may deviate slightly from their applicable calculation formulas due to rounding.  For purposes of the tables in these hypothetical examples, we refer to the closing indicative note value as the “CINV”.

The hypothetical examples in this section do not take into account the effects of applicable taxes.  The after-tax return you receive on your ETNs will depend on the U.S. tax treatment of your ETNs and on your particular circumstances.  Accordingly, the after-tax rate of return of your ETNs could be different than the after-tax return of a direct investment in the Index components or the Index.

These hypothetical examples are provided for illustrative purposes only.  Past performance of the Index and the hypothetical performance of the ETNs are not indicative of the future results of the Index or the ETNs.

Example 1:

The following hypothetical example shows the daily calculation of the closing indicative note value for the ETNs. The Index level here increases from 6,357.56 on the first valuation date in the example (Valuation Date 0) to 7,288.08 on the 23rd valuation date in the example (Valuation Date 22). The T-Bill rate is assumed to be 0% throughout the period, and the closing indicative note value on the starting date (which is also an index rebalance date) is assumed to be $50.00. The dotted lines represent a rebalance occurrence.

A	B	C	D	E	F	G	H	I	J
Valuation Date	Index Level	Index Level on Previous Index Rebalance Date	CINV on Previous Index Rebalance Date	Gross Daily Index Performance Amount[1]	Index Rolling Cost	Daily Index Performance Amount	Daily Interest	Daily Investor Fee	CINV
				D x (Change in B) ÷ C	0.08% x D (if Roll Date); otherwise $0	E-F	T-Bill Rate accrued daily on previous CINV	Fee Rate accrued daily on previous CINV	Previous Day’s CINV + G + H - I
0	6,357.56								$50.00
1	6,310.87	6,357.56	$50.00	-$0.367	$0	-$0.367	$0.000	$0.001	$49.63
2	6,343.65			$0.258	$0	$0.258	$0.000	$0.001	$49.89
3	6,432.56			$0.699	$0	$0.699	$0.000	$0.001	$50.59
4	6,360.04			-$0.570	$0	-$0.570	$0.000	$0.002	$50.02
5	6,417.65			$0.453	$0	$0.453	$0.000	$0.001	$50.47
6	6,296.96			-$0.949	$0	-$0.949	$0.000	$0.001	$49.52
7	6,202.59			-$0.742	$0	-$0.742	$0.000	$0.001	$48.78
8	6,506.56			$2.391	$0	$2.391	$0.000	$0.001	$51.17
9	6,677.92			$1.348	$0	$1.348	$0.000	$0.002	$52.51
10	6,584.04			-$0.738	$0	-$0.738	$0.000	$0.001	$51.77
11	6,712.69			$1.012	$0	$1.012	$0.000	$0.001	$52.78
12	6,519.97			-$1.516	$0	-$1.516	$0.000	$0.001	$51.27
13	6,350.11			-$1.336	$0	-$1.336	$0.000	$0.001	$49.93
14	6,511.53			$1.270	$0	$1.270	$0.000	$0.002	$51.20
15	6,503.58			-$0.062	$0	-$0.062	$0.000	$0.001	$51.14
16	6,867.15			$2.859	$0	$2.859	$0.000	$0.001	$53.99
17	7,237.18			$2.910	$0	$2.910	$0.000	$0.001	$56.90
18	7,478.57			$1.898	$0	$1.898	$0.000	$0.001	$58.80
19	7,512.84			$0.270	$0	$0.270	$0.000	$0.002	$59.07
20	7,662.84			$1.180	$0	$1.180	$0.000	$0.001	$60.25
21	7,461.69	7,662.84	$60.25	-$1.582	$0	-$1.582	$0.000	$0.001	$58.67
22	7,288.08			-$1.365	$0	-$1.365	$0.000	$0.001	$57.30
Index Total Return									14.64%
ETN Total Return									14.60%

1                The gross daily index performance amount is intended to illustrate the effect of the daily performance of the Index on the CINV of an ETN, expressed in dollar terms, before accounting for the index rolling cost.

Example 2:

In the following hypothetical example, the periods shown reflect cumulative monthly returns from one index rebalance date to the next.  The Index level increases from 5,701.15 on the first index rebalance date in the example (Index Rebalance Date 0) to 6,612.62 on the 16th index rebalance date in the example (Index Rebalance Date 15). In this example, we assume a constant T-Bill rate of 0.00%.  There is an index rolling cost applied on each quarterly roll date.

This hypothetical example demonstrates that a low T-Bill rate (in this example, 0%) and the accumulated effect of the accrued daily investor fee and the index rolling cost can cause the ETN to deliver a return lower than the Index. The dotted lines represent a rebalance occurrence.

A	B	C	D	E	F	G	H	I	J
Index Rebalance Date	Index Level	Index Level on Previous Index Rebalance Date	CINV on Previous Rebalance Date	Gross Index Performance Amount[2,3]	Index Rolling Cost	Index Performance Amount[3]	Interest[3]	Investor Fee[3]	CINV
					0.08% x D (if Roll Date); otherwise $0	E-F
0	5,701.15								$50.00
1	6,338.07	5,701.15	$50.00	$5.59	-	$5.59	$0.00	$0.02	$55.57
2	6,022.16	6,338.07	$55.57	-$2.77	$0.04	-$2.81	$0.00	$0.02	$52.73
3	6,097.44	6,022.16	$52.73	$0.66	-	$0.66	$0.00	$0.02	$53.38
4	5,276.67	6,097.44	$53.38	-$7.18	-	-$7.18	$0.00	$0.02	$46.17
5	6,357.56	5,276.67	$46.17	$9.46	$0.04	$9.42	$0.00	$0.02	$55.57
6	7,662.84	6,357.56	$55.57	$11.41	-	$11.41	$0.00	$0.02	$66.96
7	7,402.42	7,662.84	$66.96	-$2.28	-	-$2.28	$0.00	$0.02	$64.66
8	7,815.34	7,402.42	$64.66	$3.61	$0.05	$3.56	$0.00	$0.03	$68.19
9	7,304.76	7,815.34	$68.19	-$4.46	-	-$4.46	$0.00	$0.02	$63.72
10	6,907.56	7,304.76	$63.72	-$3.46	-	-$3.46	$0.00	$0.02	$60.23
11	7,515.21	6,907.56	$60.23	$5.30	$0.05	$5.25	$0.00	$0.02	$65.46
12	8,115.47	7,515.21	$65.46	$5.23	-	$5.23	$0.00	$0.02	$70.66
13	7,030.66	8,115.47	$70.66	-$9.45	-	-$9.45	$0.00	$0.03	$61.19
14	6,808.76	7,030.66	$61.19	-$1.93	$0.05	-$1.98	$0.00	$0.02	$59.19
15	6,612.63	6,808.76	$59.19	-$1.70	-	-$1.70	$0.00	$0.02	$57.46
Index Total Return									15.99%
ETN Total Return									14.93%

2                Index Return (Column E), Index Performance Amount (Column G), Interest (Column H) and Investor Fee (Column I) represent the sum of the respective daily values for each day in the monthly period from each index rebalance date to the next.  For each daily value calculation in which a daily closing indicative note value is used (i.e. Daily Interest and Daily Investor Fee), such calculation is made using a constant approximate average closing indicative note value over the relevant period between index rebalance dates.

3                For a description of the calculation of the Gross Daily Index Performance Amount, please see footnote 1 above.

Example 3:

The following example reflects the same periods and Index levels as Example 2 above, but with a constant T-Bill rate of 0.75%. The actual T-Bill rate in effect at any time over the term of the ETNs may be less than the amount shown in this example.

This hypothetical example demonstrates how a sufficiently high T-Bill rate is needed to offset the accumulated effect of the accrued daily investor fee and the index rolling cost, thereby causing ETNs to deliver a return close to the Index return over the periods shown (taken from one rebalance date to another).  The dotted lines represent a rebalance occurrence.

A	B	C	D	E	F	G	H	I	J
Index Rebalance Date	Index Level	Index Level on Previous Index Rebalance Date	CINV on Previous Rebalance Date	Gross Index Performance Amount[4,5]	Index Rolling Cost	Index Performance Amount[4]	Interest[4]	Investor Fee[4]	CINV
					0.08% x D (if Roll Date); otherwise $0	E-F
0	5,701.15								$50.00
1	6,338.07	5,701.15	$50.00	$5.59	$0	$5.59	$0.04	$0.02	$55.60
2	6,022.16	6,338.07	$55.60	-$2.77	$0.04	-$2.82	$0.03	$0.02	$52.80
3	6,097.44	6,022.16	$52.80	$0.66	$0	$0.66	$0.03	$0.02	$53.47
4	5,276.67	6,097.44	$53.47	-$7.20	$0	-$7.20	$0.03	$0.02	$46.29
5	6,357.56	5,276.67	$46.29	$9.48	$0.04	$9.44	$0.04	$0.02	$55.75
6	7,662.84	6,357.56	$55.75	$11.45	$0	$11.45	$0.04	$0.02	$67.21
7	7,402.42	7,662.84	$67.21	-$2.28	$0	-$2.28	$0.04	$0.02	$64.95
8	7,815.34	7,402.42	$64.95	$3.62	$0.05	$3.57	$0.04	$0.03	$68.54
9	7,304.76	7,815.34	$68.54	-$4.48	$0	-$4.48	$0.04	$0.02	$64.08
10	6,907.56	7,304.76	$64.08	-$3.48	$0	-$3.48	$0.04	$0.02	$60.61
11	7,515.21	6,907.56	$60.61	$5.33	$0.05	$5.28	$0.04	$0.02	$65.91
12	8,115.47	7,515.21	$65.91	$5.26	$0	$5.26	$0.04	$0.03	$71.19
13	7,030.66	8,115.47	$71.19	-$9.52	$0	-$9.52	$0.05	$0.03	$61.70
14	6,808.76	7,030.66	$61.70	-$1.95	$0.05	-$2.00	$0.04	$0.02	$59.71
15	6,612.63	6,808.76	$59.71	-$1.72	$0	-$1.72	$0.04	$0.02	$58.01
Index Total Return									15.99%
ETN Total Return									16.02%

4                Index Return (Column E), Index Performance Amount (Column G), Interest (Column H) and Investor Fee (Column I) represent the sum of the respective daily values for each day in the monthly period from each index rebalance date to the next.  For each daily value calculation in which a daily closing indicative note value is used (i.e. Daily Interest and Daily Investor Fee), such calculation is made using  a constant approximate average closing indicative note value over the relevant period between the index rebalance dates.

5                For a description of the calculation of the Gross Daily Index Performance Amount, please see footnote 1 above.

Example 4:

In the following hypothetical example, the periods shown reflect cumulative monthly returns from one index rebalance date to the next.  In the following hypothetical example, the Index level decreases from 33,340.73 on the first index rebalance date in the example (Index Rebalance Date 0, which is also assumed to be the inception date of the ETNs on which the closing indicative note value is equal to $50.00) to 21,018.93 on the 14th index rebalance date in the example (Index Rebalance Date 13).  This example uses a constant T-Bill rate of 0.75%. The actual T-Bill rate in effect at any time over the term of the ETNs may be less than the amount shown in this example.  The dotted lines represent a rebalance occurrence.

In this hypothetical example, a reverse split of the ETNs was declared effective as of the fifth index rebalance date.  This hypothetical example shows the effect of such reverse split on the payment at maturity or upon early redemption of the ETNs, in which an investor in this example initially holding two ETNs would be holding one ETN following the reverse split.

For purposes of this hypothetical example, each ETN has an initial closing indicative note value of $50.00 in the period preceding the effectiveness of the reverse split of the ETNs, and a hypothetical $100 investment would represent an investment in two ETNs.  A holder that owns two ETNs as of the effective date of the reverse split would own one ETN following the reverse split having a closing indicative note value that is doubled on a per ETN basis as of the effectiveness of the reverse split.

Furthermore, for purposes of this hypothetical example, each of the accrued index performance amount, the accrued investor fee and the accrued interest are doubled following the reverse split event in order to illustrate the specific amounts added to or subtracted from, as applicable, the relevant initial closing indicative note value per ETN following the reverse split of the ETNs.

For a detailed explanation of how the value of your ETNs is calculated on a daily basis during the term of the ETNs, see “Specific Terms of the ETNs.”  For more information regarding a split or reverse split of the ETNs, see “Valuation of the ETNs—Split or Reverse Split of the ETNs.”

A	B	C	D	E	F	G	H	I
Index Rebalance Date	Index Level	Index Level on Previous Rebalance Date	CINV on Previous Rebalance Date	Accrued Index Performance Amount[6]	Accrued Interest[6]	Accrued Investor Fee[6]	CINV	Value of a $100 Investment in the ETNs
ETN Inception (Initial CINV = $50 per ETN)
0	30,027.49						$50.00	$100.00
1	22,708.29	30,027.49	$50.00	-$12.23	$0.03	$0.01	$37.78	$75.57
2	22,170.74	22,708.29	$37.78	-$13.12	$0.05	$0.03	$36.90	$73.80
3	21,580.10	22,170.74	$36.90	-$14.10	$0.07	$0.04	$35.93	$71.85
4	15,235.89	21,580.10	$35.93	-$24.70	$0.09	$0.05	$25.34	$50.69
5	16,028.63	15,235.89	$25.34	-$23.38	$0.10	$0.05	$26.66	$53.33
ETN Reverse Split (2 ETNs become 1 ETN) (Initial CINV Accounting for Reverse Split = $100 per ETN)
5	16,028.63	15,235.89	$50.69	-$46.75	$0.19	$0.11	$53.33	$53.33
6	15,791.76	15,235.89	$50.69	-$47.54	$0.22	$0.12	$52.55	$52.55
7	17,116.79	15,791.76	$52.55	-$43.13	$0.25	$0.14	$56.98	$56.98
8	19,225.63	17,116.79	$56.98	-$36.16	$0.29	$0.16	$63.97	$63.97
9	22,635.17	19,225.63	$63.97	-$24.81	$0.34	$0.19	$75.33	$75.33
10	21,984.41	22,635.17	$75.33	-$26.98	$0.38	$0.22	$73.19	$73.19
11	21,989.56	21,984.41	$73.19	-$27.02	$0.43	$0.24	$73.16	$73.16
12	21,018.93	21,989.56	$73.16	-$30.25	$0.48	$0.27	$69.96	$69.96
13	19,490.13	21,018.93	$69.96	-$35.34	$0.52	$0.29	$64.89	$64.89
2 ETNs at Index Rebalance Date 0 becomes 1 ETN
Index Total Return								-35.09%
Total Return of $100 Investment in the ETNs								-35.11%

6                Accrued Index Performance Amount (Column E), Accrued Interest (Column F) and Accrued Investor Fee (Column G) represent a running total of the respective accrued daily values over time.  For each daily value calculation in which a daily closing indicative note value is used (i.e. Daily Interest and Daily Investor Fee), such calculation is made using a constant approximate average closing indicative note value over the relevant period between the index rebalance dates.

Example 5:

The following hypothetical example shows a significant decrease in the Index over the term of the ETNs, with the periods shown reflecting cumulative yearly returns from the inception date (Year 0) to the maturity date (Year 10).  This example uses a constant T-Bill rate of 0%.

This example also reflects the effects of a split of the ETNs declared effective as of the valuation date that is three years after the inception date (Year 3) and two reverse splits of the ETNs, one declared effective as of the valuation date this is five years after the inception date (Year 5) and one declared effective as of the valuation date that is eight years after the inception date (Year 8).  Similar to Example 4, for purposes of this hypothetical example, each of the accrued index performance amount, the accrued investor fee and the accrued interest are adjusted to reflect a split or reverse split, as the case may be, of the ETNs in order to illustrate the specific amounts added to or subtracted from, as applicable, the relevant initial closing indicative note value per ETN following a split or reverse split of the ETNs, as the case may be.

For a detailed explanation of how the value of your ETNs is calculated on a daily basis during the term of the ETNs, see “Specific Terms of the ETNs.”  For more information regarding a split or reverse split of the ETNs, see “Valuation of the ETNs—Split or Reverse Split of the ETNs.”

A	B	C	D	E	F	G
Year	Index Level	Accrued Index Performance Amount[7]	Accrued Interest[7]	Accrued Investor Fee[7]	CINV	Value of a $100 Investment in the ETNs
ETN Inception (Initial CINV = $50 per ETN)
0	5,000.00				$50.00	$100.00
1	6,500.00	$14.82	$0.00	$0.25	$64.57	$129.14
2	8,320.00	$32.66	$0.00	$0.56	$64.57	$164.19
3	9,817.60	$47.15	$0.00	$0.95	$64.57	$192.40
ETN Split (1 ETN becomes 2 ETNs) (Initial CINV Accounting for Split = $25 per ETN)
3	9,817.60	$23.58	$0.00	$0.47	$48.10	$192.40
4	6,970.50	$9.49	$0.00	$0.65	$33.84	$135.37
5	5,227.87	$0.94	$0.00	$0.78	$25.16	$100.64
ETN Reverse Split (2 ETNs become 1 ETN) (Initial CINV Accounting for Reverse Split = $50 per ETN)
5	5,227.87	$1.88	$0.00	$1.56	$50.32	$100.64
6	3,502.67	-$14.86	$0.00	$1.74	$33.40	$66.80
7	2,136.63	-$27.97	$0.00	$1.85	$20.17	$40.34
8	1,495.64	-$34.08	$0.00	$1.93	$13.99	$27.98
ETN Reverse Split (2 ETNs become 1 ETN) (Initial CINV Accounting for Reverse Split = $100 per ETN)
8	1,495.64	-$68.16	$0.00	$3.85	$27.98	$27.98
9	852.52	-$80.27	$0.00	$3.95	$15.79	$15.79
10	682.01	-$83.47	$0.00	$4.01	$12.52	$12.52
Index Total Return						-86.36%
ETN Total Return						-87.48%

7                Accrued Index Performance Amount (Column E), Accrued Interest (Column F) and Accrued Investor Fee (Column G) represent a running total of the respective accrued daily values over time.  For each daily value calculation in which a daily or monthly closing indicative note value is used (i.e. Daily Interest, Daily Investor Fee and Daily Index Performance Amount), such calculation is made using  a constant approximate average closing indicative note value over the relevant period between years since the inception date.

RISK FACTORS

The ETNs are senior, unsecured debt obligations of Barclays Bank PLC and are not secured debt.  The ETNs are riskier than ordinary unsecured debt securities.  The return on the ETNs is linked to the performance of the Index.  Investing in ETNs is not equivalent to investing directly in the relevant Treasury futures contracts underlying the Index.  See “The Index” in this pricing supplement for more information.

Because the Index tracks short positions in Treasury futures contracts, the Index is subject to a risk of significant declines over time.  Based on historical and hypothetical historical data, the level of the Index has decreased significantly over time in the past and may continue to decrease significantly over the term of the ETNs.  Accordingly, the ETNs are not designed to be long-term investments and are not designed to be used by and may not be appropriate for investors who do not intend to regularly monitor their investment in the ETNs to ensure that it remains consistent with their market views and investment strategies.  The ETNs may not be suitable for all investors and should be used only by investors with the sophistication and knowledge to understand the risks inherent in the Index and the Treasury futures contracts that the Index tracks (and investments in Treasury futures contracts as an asset class generally), as well as the potential adverse consequences of seeking short and leveraged investment results.  If you hold your ETNs as a long-term investment, you may lose all or a substantial portion of your investment in the ETNs.

This section describes the most significant risks relating to an investment in the ETNs.  We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the ETNs.

Risks Relating to the Return on the ETNs

Your ETNs Are Not Principal Protected and Do Not Guarantee Any Return of Principal. You May Lose Some or All of Your Investment in the ETNs

The ETN performance is linked to the performance of the Index, plus daily interest, less certain costs and fees. There is no minimum limit to the level of the Index.

Moreover, the ETNs are not principal protected.  Therefore, a decrease in the level of the Index could cause you to lose up to your entire investment in the ETNs.  Based on historical and hypothetical historical data, the level of the Index has decreased significantly over time in the past and may continue to decrease significantly over the term of the ETNs.  See “—Risks Relating to the Index—The Level of the Index Has Decreased Significantly Over Time in the Past and May Continue to Decrease Significantly Over the Term of the ETNs” below.

Furthermore, because the daily investor fee and the index rolling cost reduce the amount of your return at maturity or upon early redemption, the level of the Index will need to increase significantly in order for you to receive at least the amount you invested in the ETNs at maturity or upon early redemption.  If the increase in the level of the Index and the positive effect of the accrued interest are insufficient to offset the negative effect of the daily investor fee and the index rolling cost, or if the Index level decreases, you will receive less than the amount you invested in the ETNs at maturity or upon early redemption.

The ETNs Are Subject to the Credit Risk of the Issuer, Barclays Bank PLC

The ETNs are senior, unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the ETNs depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and are not guaranteed by a third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the ETNs and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the ETNs.

Owning the ETNs is Not the Same As Owning the Index Components or a Security Directly Linked to the Performance of the Index

The return on your ETNs will not reflect the return you would have realized if you had actually owned the index components or a security directly linked to the performance of the Index and held such investment for a similar period.  Any return on your ETNs includes the negative effect of the daily investor fee and the index rolling cost.  Furthermore, if the level of the Index increases during the term of the ETNs, the market value of the ETNs may not increase by the same amount or may even decline.

We May Redeem the ETNs at Any Time on or after the Inception Date

We have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any business day on or after the inception date until and including maturity. If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of the ETNs not less than ten calendar days prior to the redemption date on which we intend to redeem the ETNs. In this scenario, the ETNs will be redeemed on the fifth business day following the valuation date specified by us in the issuer redemption notice, but in no event prior to the tenth calendar day following the date on which we deliver such notice.

If we exercise our right to redeem the ETNs, the payment you receive may be less than the payment that you would have otherwise been entitled to receive at maturity and may be less than the secondary market trading price of the ETNs.  Also, you may not be able to reinvest any amounts received on the redemption date in a comparable investment.  Our right to redeem the ETNs may also adversely impact your ability to sell your ETNs, and/or the price at which you may be able to sell your ETNs, particularly after delivery of the issuer redemption notice.

Your Payment at Maturity or Upon Early Redemption Will Be Significantly Reduced by the Daily Investor Fee and the Index Rolling Cost Regardless of the Performance of the Index and Your ETNs Are Not Principal Protected

Your payment at maturity or upon early redemption will be significantly reduced by the daily investor fee and the index rolling cost.  The daily investor fee will accrue throughout the term of the ETNs regardless of the performance of the Index, resulting in a fee rate having a cumulative effect of approximately 0.43% per year.  Similarly, the index rolling cost will accrue on any roll date throughout the term of the ETNs regardless of the performance of the Index, resulting in a fee rate having a cumulative effect of approximately 0.32% per year.  As such, the level of the Index must increase significantly in order to offset the daily investor fee and the index rolling cost.  Your return at maturity or upon early redemption may be less than that of a comparable investment in the Index with lower or no investor fees and a lower or no index rolling cost.  If the level of the Index does not increase sufficiently, your return at maturity or upon early redemption may also be less than the amount you invested in the ETNs.

You Will Not Benefit from Any Increase in the Level of the Index if Such Increase Is Not Reflected in the Index on the Applicable Valuation Date

If the positive effect of the accrued interest and any increase in the level of the Index are insufficient to offset the negative effect of the daily investor fee and the index rolling cost between the inception date and the applicable valuation date (including the final valuation date), we will pay you less than the amount you invested in the ETNs at maturity or upon early redemption.  This will be true even if the Index level as of some date or dates prior to the applicable valuation date would have been sufficiently high to offset the negative effect of the daily investor fee and the index rolling cost.

You Will Not Receive Interest Payments on the ETNs or Have Rights in Respect of Any of the Treasury Futures Contracts Included in the Index

You will not receive any periodic interest payments on your ETNs.  As an owner of the ETNs, you will not have rights that investors in the Treasury futures contracts or 28-day U.S. Treasury bills may have.  Your ETNs will be paid in cash, and you will have no right to receive delivery of any Treasury futures contracts or 28-day Treasury bills, or of any underlying U.S. Treasury notes, bonds, coupons or distributions relating to such securities or of payment or delivery of amounts in respect of the Treasury futures contracts included in the Index.

Changes in the 28-Day U.S. Treasury Bill Rate May Affect the Value of Your ETNs

The value of the ETNs is linked, in part, to the rate of interest that could be earned on an investment of the value of the ETNs at the T-Bill rate, which reflects the weekly investment rate for 28-day U.S. Treasury bills (as described in further detail under “Specific Terms of the ETNs”).  Changes in the prevailing weekly investment rate for 28-day U.S. Treasury bills, and therefore the T-Bill rate, may affect the amount payable on your ETNs at maturity or upon early redemption and, therefore, the market value of your ETNs.  Any decrease in T-Bill rate will decrease the daily interest and the closing indicative note value and will, therefore, adversely affect the amount payable on your ETNs at maturity or upon early redemption.

The Market Value of the ETNs May Be Influenced by Many Unpredictable Factors

The market value of your ETNs may fluctuate between the date you purchase them and the applicable valuation date.  You may also sustain a significant loss if you sell your ETNs in the secondary market.  We expect that generally the prices of the Treasury futures contracts will affect the Index, and thus the market value of the ETNs and the payment you receive at maturity or upon early redemption, more than any other factor.  Several other factors, many of which are beyond our control, and many of which could themselves affect the price of the Treasury futures contracts, will influence the market value of the ETNs and the payment you receive at maturity or upon early redemption, including the following:

•      the prevailing prices and yields for U.S. Treasury securities of variable maturities in general;

•      the prices and yields of the eligible-to-deliver U.S. Treasury securities underlying the Treasury futures contracts in particular and, at any given time, which U.S. Treasury security constitutes the cheapest-to-deliver security for each Treasury futures contract;

•      the prevailing spread between U.S. Treasury yields and the yields on investable fixed income securities and equity securities;

•      prevailing market and futures prices for U.S. Treasury securities, or any other financial instruments related to U.S. government debt;

•      market expectations of short-term and long-term interest rates on U.S. Treasury securities and the Federal Funds rate;

•      market expectations of the future rate of inflation in the United States;

•      market expectations of macroeconomic trends, including economic cycles of growth and recession in the United States;

•      supply and demand for U.S. Treasury securities of different yields and maturities and for Treasury futures contracts;

•      the financial condition or credit rating of the U.S. government;

•      changes in the fiscal policies of the U.S. government or the monetary policies of the U.S. Federal Reserve;

•      the effects of carry and roll-down costs;

•      the prevailing yields for 28-day U.S. Treasury bills;

•      supply and demand for the ETNs, including inventory positions with Barclays Capital Inc. or any market maker and any decision we may make not to issue additional ETNs or to cease or suspend sales of ETNs from inventory;

•      economic, financial, political, regulatory, geographical or judicial events that affect the level of the Index or prevailing market and futures prices for U.S. Treasury securities, or any other financial instruments related to U.S. government debt;

•      the time remaining to maturity of the ETNs;

•      the perceived creditworthiness of Barclays Bank PLC;

•      supply and demand in the listed and over-the-counter rates derivative markets; or

•      supply and demand, as well as hedging activities, in the rates-linked structured product markets.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor.

If a Market Disruption Event Has Occurred or Exists on a Valuation Date, the Calculation Agent Can Postpone the Determination of the Closing Indicative Note Value or the Maturity Date or a Redemption Date

The determination of the value of an ETN on a valuation date, including the final valuation date, may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on such valuation date.  In no event, however, will a valuation date for the ETNs be postponed by more than five trading days.  As a result, the maturity date or a redemption date for the ETNs could also be postponed to the third business day (in the case of a holder redemption) or the fifth business day (in the case of an issuer redemption or the payment at maturity) following such valuation date, as postponed.  If a valuation date is postponed until the fifth trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate of the level of the Index for such day.

Postponement of a Valuation Date May Result in a Reduced Amount Payable at Maturity or Upon Early Redemption

As the payment at maturity or upon early redemption is a function of, among other things, the applicable change in Index level on the final valuation date or applicable valuation date, as the case may be, the postponement of any valuation date may result in the application of a different applicable change in Index level and an increase in the accrued value of the daily investor fee and index rolling cost and, accordingly, decrease the payment you receive at maturity or upon early redemption.

Risks Relating to the Index

The Level of the Index Has Decreased Significantly Over Time in the Past and May Continue to Decrease Significantly Over the Term of the ETNs

Under normal market conditions, longer-term U.S. Treasury securities have generally exhibited higher yields than shorter-term U.S. Treasury securities, and the yields on U.S. Treasury securities have generally been higher than the cost of short-term financing.  Under these circumstances, in the absence of changes in the yields on U.S. Treasury securities, the Treasury futures contracts have exhibited a historical pattern of increasing in price over time as their remaining term to expiration shortens, causing the value of short positions in the Treasury futures contracts to decline in value over time.  See “—Relative Differences in Prices of Treasury Futures Contracts with Different Expirations May Result in a Reduced Amount Payable at Maturity or Upon Early Redemption” below.  In addition, decreases in yields on U.S.

Treasury securities have increased the value of Treasury futures contracts, thus accelerating the decline in the value of rolling short positions in Treasury Futures contracts.  See “U.S. Treasury Securities and Futures Contracts” for more information about the relationship between yields on U.S. Treasury securities and prices of the Treasury futures contracts.

Because the Index tracks short positions in Treasury futures contracts, the level of the Index is subject to a risk of significant declines over time.  For example, the historical and hypothetical historical performance of the Index set forth under “The Index—Historical and Hypothetical Historical Performance of the Index” exhibits a general pattern of significant decreases in the level of the Index over time, and no assurance can be given that the level of the Index will not decrease significantly over the term of the ETNs.

The level of the Index is expected to decrease over time unless the value of the Treasury futures contracts decreases due to increases in the yields on U.S. Treasury securities that are sufficient to offset the effects of this upward price pressure on the Treasury futures contracts described above.  Accordingly, the ETNs are not designed to be long-term investments and are not designed to be used by and may not be appropriate for investors who do not intend to regularly monitor their investment in the ETNs to ensure that it remains consistent with their market views and investment strategies.  The ETNs may not be suitable for all investors and should be used only by investors with the sophistication and knowledge to understand the risks inherent in the Index and the Treasury futures contracts that the Index tracks (and investments in Treasury futures contracts as an asset class generally), as well as the potential adverse consequences of seeking short and leveraged investment results.  If you hold your ETNs as a long-term investment, you may lose all or a substantial portion of your investment in the ETNs.

The Index Is Effectively Levered

Because the Index provides exposure to a short position in 100% of the return of each of the five underlying Treasury futures contracts, the Index is effectively levered.  For example, if the price of each Treasury futures contract were to increase by 1% of its face value since the most recent rebalancing of the Index, the level of the index would decrease by 5% (i.e., the sum of returns) over the same period.  Due to this leverage feature, the level of the Index is subject to the risk of greater declines than an index that provides unleveraged exposure to the Treasury futures contracts.  In particular, high correlation of price movements in the Treasury futures contracts during periods of increasing prices of the Treasury futures contracts could have a significant adverse effect on the level of the Index and, accordingly, decrease the payment you receive at maturity or upon early redemption.

Changes in the Prices of the Treasury Futures Contracts May Offset Each Other

Price movements in the Treasury futures contracts over the term of the ETNs may or may not correlate with each other. At a time when the price of one or more of the Treasury futures contracts decreases, the price of the other Treasury futures contracts may not decrease as much or may even increase.  We can make no assurances that the decreases in the price of any Treasury futures contracts over the term of the ETNs will be sufficient to offset increases in the price of any other Treasury futures contracts.

The Index Is Subject to Risk Associated with Synthetic Short Positions in the Treasury Futures Contracts

Unlike long positions, short positions are subject to unlimited risk of loss because there is no limit on the appreciation of the price of the relevant asset before the short position is closed.  One or more of the Treasury futures contracts to which the Index provides synthetic short exposure may appreciate substantially, which would have an adverse effect on the level of the Index and, accordingly, decrease the payment you receive at maturity or upon early redemption.

The Periodic Rebalancing of the Index May Adversely Affect the Level of the Index

If the closing level of the Index increases from one index rebalance date to the next, subsequent negative performance of the index will have a greater effect on the future level of the Index than if the closing level of the Index at that latter index rebalance date were unchanged or decreased.  In addition, if the closing level of the Index decreases from one index rebalance date to the next, subsequent positive performance of the index will have a lesser effect on the future level of the Index than if the closing level of the Index at that latter index rebalance date were unchanged or increased.  See “The Index—Index Construction—Periodic Rebalancing Mechanism” for additional information.

Furthermore, because the Index provides synthetic short exposure to the Treasury futures contracts, the periodic rebalancing of the Index will likely have a negative effect on the level of the Index over time.  For example, if the prices of the Treasury futures contracts were to increase or decrease from a given index rebalance date to the next index rebalance date and then were to return to their starting prices on the third index rebalance date, the level of the Index on the third index rebalance date would be lower than the level of the Index on the given index rebalance date.  This negative effect due to the periodic rebalancing of the Index will increase as the volatility of the Index increases.

The Index May Be Significantly More Sensitive to Changes in Long-Term Yields Than Changes in Short-Term Yields

The Index tracks the sum of the returns of periodically rebalanced short positions in equal face values of each of the Treasury futures contracts.  Because the index tracks equal face values of each of the Treasury futures contracts, the Treasury futures contracts are not weighted in a manner that would cause the Treasury futures contracts to have similar price sensitivity to changes in yields on the relevant underlying U.S. treasury securities.  In addition, the prices of longer-term Treasury futures contracts have historically exhibited significantly greater sensitivity to changes in yields than the prices of shorter-term Treasury futures contracts.  Accordingly, the level of the Index may be significantly more sensitive to changes in the yields of the longer-term Treasury futures contracts than changes in the yields of the shorter-term Treasury futures contracts.  As a result, the Index might underperform a strategy that weighted the Treasury futures contracts in a manner that would cause the Treasury futures contracts to have similar price sensitivity to changes in yields on the relevant underlying U.S. treasury securities.

Relative Differences in Prices of Treasury Futures Contracts with Different Expirations

May Result in a Reduced Amount Payable at Maturity or Upon Early Redemption

The Index is composed of equal synthetic short positions in each of the five Treasury futures contracts rather than in the U.S. Treasury securities underlying those Treasury futures contracts.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, Treasury futures contracts normally specify a certain date for delivery of their underlying eligible-to-deliver securities.  As the exchange-traded futures contracts that compose the Index approach expiration, they are replaced by similar contracts that provide for a later expiration.  Thus, for example, a Treasury futures contract sold short in August may specify a September expiration.  As time passes, the contract expiring in September may be replaced by a contract that expires in December.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” which means that the prices are comparatively lower in the distant delivery months than in the nearer delivery months, the purchase of the September contract to close out the short position would take place at a price that is higher than the price at which the December contract is sold, thereby creating a negative “roll yield” for the short position holder.  The Treasury futures contracts underlying the Index have historically exhibited consistent periods of backwardation.  As the Index is designed to track the returns of a synthetic investment in a “short” position in relation to the Treasury futures contracts, the effect of a backwardation trading environment on the Treasury futures contracts could contribute to a potentially significant decrease in the Index level over time and, accordingly, decrease significantly the payment you receive at maturity or upon early redemption.

The Closing Price of the Treasury Futures Contracts Underlying the Index May Not Be Readily Available

The closing prices of the Treasury futures contracts underlying the Index are calculated and published by the CBOT.  The closing prices of the relevant Treasury futures contracts are used to calculate the level of the Index.  Any disruption in CBOT trading of the Treasury futures contracts could delay the release or availability of the closing prices.  This may delay or prevent the calculation of the Index.

The Index May in the Future Include Contracts That Are Not Traded on Regulated Futures Exchanges

The Index is currently based solely on futures contracts traded on the CBOT, a regulated futures exchange (referred to in the United States as a “designated contract market”).  If these exchange-traded futures contracts cease to exist, the Index may also cease to exist or may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation.  As a result, trading in such contracts, and the manner in which prices and volumes are reported by the CBOT, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act of 1936, or other applicable statutes and related regulations that govern trading on regulated U.S. futures exchanges.  In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories.  As a result, the trading of contracts on such facilities, and the inclusion of such contracts in the Index, may be subject to certain risks not presented by U.S. exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

Historical Levels of the Index Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the ETNs

It is impossible to predict whether the level of the Index will fall or rise.  The actual performance of the Index over the term of the ETNs, as well as the amount payable at maturity or upon early redemption, may bear little relation to the historical level of the Index.

The Index Has Limited Historical Information

The Index was launched on May 23, 2014.  All data relating to the period prior to the launch date of the Index, including the table and graphs set forth in “The Index—Historical and Hypothetical Historical Performance of the Index” is a historical estimate by the index sponsor using available data as to how the Index may have performed in the pre-launch date period.  Because the Index is of recent origin and limited historical performance data exists with respect to it, your investment in the ETNs may involve a greater risk than investing in alternate securities linked to one or more indices with an established record of performance.  A longer history of actual performance may have been helpful in providing more reliable information on which to assess the validity of the proprietary methodology that the Index makes use of as the basis for an investment decision.

The Policies of the Index Sponsor and Changes That Affect the Composition and Valuation of the Index Could Affect the Amount Payable on the ETNs and Their Market Value

The policies of the index sponsor, Barclays Index Administration, a distinct function within the Investment Bank of Barclays Bank PLC, concerning the calculation of the level of the Index could affect the level of the Index and, therefore, the amount payable on the ETNs at maturity or upon redemption and the market value of the ETNs prior to maturity.

The index sponsor may modify the methodology for calculating the level of the Index.  In addition, as described in “The Index—Changes to the Index Methodology” in this pricing supplement, under a number of circumstances the index sponsor may make certain changes to the way in which the Index is calculated.  The index sponsor may also discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the market value of the Index.  Any such changes could adversely affect the value of your ETNs.

If events such as these occur, or if the level of the Index is not available or cannot be calculated for any reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the level of the Index.  The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the ETNs—Discontinuance or Modification of the Index” and “—Role of Calculation Agent.”

The Index Sponsor May, In Its Sole Discretion, Discontinue the Public Disclosure of the Intraday Level of the Index and the End-Of-Day Official Closing Level of the Index.

We have listed the ETNs on Nasdaq.  The index sponsor is not under any obligation to continue to calculate the intraday level of the Index and end-of-day official closing level of the Index or required to calculate similar values for any successor index.  If the index sponsor discontinues such public disclosure, we may not be able to provide the intraday indicative values related to the Index required to maintain any listing of the ETNs on Nasdaq.  If the ETNs become delisted, the liquidity of the market for the ETNs may be materially and adversely affected and you may sustain significant losses if you sell your ETNs in the secondary market.  We are not required to maintain any listing of the ETNs on Nasdaq or any other exchange.

Risks Relating to Liquidity and the Secondary Market

The Estimated Value of the ETNs Is Not a Prediction of the Prices at Which the ETNs May Trade in the Secondary Market, If Any Such Market Exists, and Such Secondary Market Prices, If Any, May Be Lower Than the Principal Amount of the ETNs and May Be Lower Than Such Estimated Value of the ETNs

The estimated value of the ETNs will not be a prediction of the prices at which the ETNs may be redeemed or at which the ETNs may trade in secondary market transactions, if any such market exists, including on Nasdaq. The price at which you may be able to sell the ETNs in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the ETNs at the time of pricing as of the inception date. For more information regarding additional factors that may influence the market value of the ETNs, please see the risk factor “—The Market Value of the ETNs May Be Influenced by Many Unpredictable Factors.”

There May Not Be an Active Trading Market in the ETNs; Sales in the Secondary Market May Result in Significant Losses

Although we have listed the ETNs on the Nasdaq, we cannot guarantee that a trading market for the ETNs will exist at any time.  Even if there is a secondary market for the ETNs, whether as a result of any listing of the ETNs or on an over-the-counter basis, it may not provide enough liquidity for you to trade or sell your ETNs easily.  In addition, although certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the ETNs, they are not required to do so, and if they decide to engage in such transactions, they may stop at any time.  We are not required to maintain any listing of the ETNs on Nasdaq or on any other securities exchange.

The Liquidity of the Market for the ETNs May Vary Materially Over Time

As stated on the cover of this pricing supplement, we sold a portion of the ETNs on the inception date, and the remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent.  Also, the number of ETNs outstanding or held by persons other than our affiliates could be reduced at any time due to redemptions of the ETNs.  Accordingly, the liquidity of the market for the ETNs could vary materially over the term of the ETNs.  While you may elect to redeem your ETNs prior to maturity, such redemption is subject to the conditions and procedures described elsewhere in this pricing supplement, including the condition that you must redeem at least 20,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.

The ETNs May Trade at a Substantial Premium to or Discount from the Closing Indicative Note Value and/or the Intraday Indicative Note Value

The ETNs may trade at a substantial premium to or discount from the closing indicative note value and/or the intraday indicative note value.  The closing indicative note value is the value of the ETNs calculated by us on a daily basis and is used to determine the payment at maturity or upon early redemption.  The intraday indicative note value is meant to approximate on an intraday basis the component of the ETN’s value that is attributable to the Index and is provided for reference purposes only.  In contrast, the market price of the ETNs at any time is the price at which you may be able to sell your ETNs in the secondary market at that time, if one exists.

If you sell your ETNs on the secondary market, you will receive the market price for your ETNs, which may be substantially above or below the closing indicative note value and/or the intraday indicative note value due to, among other things, imbalances of supply and demand for the ETNs (including as a result of any decision of ours to issue, stop issuing or resume issuing additional notes), lack of liquidity, transaction costs, credit considerations and bid-offer spreads.  In addition, if you purchase your ETNs at a price which reflects a premium over the closing indicative note value, you may experience a significant loss if you sell or redeem your ETNs at a time when such premium is no longer present in the market place or if we exercise our right to redeem the ETNs. Furthermore, if you sell your ETNs at a price which reflects a discount below the closing indicative note value, you may experience a significant loss.

Changes in Our Credit Ratings May Affect the Market Value of Your ETNs

Our credit ratings are an assessment of our ability to pay our obligations, including those on the ETNs.  Consequently, actual or anticipated changes in our credit ratings may affect the market value of your ETNs.  However, because the return on your ETNs is dependent upon certain factors in addition to our ability to pay our obligations on your ETNs, an improvement in our credit ratings will not reduce the other investment risks related to your ETNs.

There Are Restrictions on the Minimum Number of ETNs You May Redeem and on the Dates on Which You May Redeem Them

You must redeem at least 20,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.  If the total number of outstanding ETNs is not sufficiently above 20,000, you may not be able to purchase enough ETNs to meet the minimum size requirement in order to exercise your early repurchase right.  The unavailability of the repurchase right can result in the ETNs trading in the secondary market at a discount below their closing indicative note value and/or intraday indicative note value.  The number of

ETNs outstanding or held by persons other than our affiliates could be reduced at any time due to early repurchase of the ETNs or due to our or our affiliates’ purchases of ETNs in the secondary market.  A suspension of additional issuances of the ETNs could result in a significant reduction in the number of outstanding ETNs if investors subsequently exercise their right to have the ETNs repurchased by us.

In addition, if the ETNs undergo a reverse split, the number of ETNs required in order to exercise your right to redeem the ETNs will not be adjusted.  As a result, because a reverse split will increase the closing indicative note value of the ETNs and will reduce the number of ETNs outstanding, a reverse split may adversely affect your ability to exercise your right to redeem your ETNs.

Notwithstanding the foregoing, beginning after the close of trading on September 4, 2018, we have waived the minimum redemption amount so that you may exercise your right to redeem your ETNs on any redemption date with no minimum amount.  Our waiver of the minimum redemption amount will be available to any and all holders of the ETNs on such early redemption dates and will remain in effect until we announce otherwise.  We may, at any time and in our sole discretion, make further modifications to the minimum redemption amount, including, among others, to reinstate the minimum redemption amount of 20,000 ETNs for all redemption dates after such further modification.  Any such modification will be applied on a consistent basis for all holders of the ETNs at the time such modification becomes effective.

You may redeem your ETNs on a redemption date only if we receive a notice of redemption from you by no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the business day prior to the applicable valuation date.  If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date.  Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt.  See

“Specific Terms of the ETNs—Early Redemption Procedures” in this pricing supplement for more information.

There May Be Restrictions on Your Ability to Purchase Additional ETNs From Us

We may, but are not required to, offer and sell ETNs after the inception date through Barclays Capital Inc., our affiliate, as agent.  We may impose a requirement to purchase a particular minimum amount of ETNs from our inventory in a single purchase, though we may waive this requirement with respect to any purchase at any time in our sole discretion.  In addition, we may offer to sell ETNs from our inventory at a price that is greater or less than the intraday indicative note value or the prevailing market price at the time such sale is made. However, we are under no obligation to create or sell additional ETNs at any time, and if we do create or sell additional ETNs, we may limit such sales and stop selling additional ETNs at any time, and we may subsequently resume selling addition ETNs at any time.  If we limit, restrict or stop sales of such additional ETNs, or if we subsequently resume sales of such additional ETNs, the liquidity and trading price of the ETNs in the secondary market could be materially and adversely affected.  Unless we indicate otherwise, if we suspend selling additional ETNs, we reserve the right to resume selling additional ETNs at any time, which might result in the reduction or elimination of any premium in the trading price.

Any limitations or restrictions that we place on the sale of the ETNs from inventory, and the price at which we sell the ETNs from inventory, may impact supply and demand for the ETNs and may impact the liquidity and price of the ETNs in the secondary market.  See “Specific Terms of the ETNs—Further Issuances” and “Supplemental Plan of Distribution” in this pricing supplement for more information.

Risks Relating to Conflicts of Interest and Hedging

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent for the ETNs.  The calculation agent will, among other things, decide the amount of the return paid out to you on the ETNs at maturity or upon early redemption.  For a more detailed description of the calculation agent’s role, see “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

If the index sponsor were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the ETNs.  If events such as these occur, or if the level of the Index is not available or cannot be calculated because of an index disruption event, or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the level of the Index.  The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

The calculation agent will exercise its judgment when performing its functions.  For example, the calculation agent may have to determine whether a market disruption event affecting the Index has occurred or is continuing on a valuation date, including the final valuation date.  This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability to unwind our or our affiliates’ hedge positions.  Since these determinations by the calculation agent may affect the market value of the ETNs, the calculation agent may have a conflict of interest if it needs to make any such decision.

The Index Sponsor, a Distinct Function Within Barclays Bank PLC, Will Have the Authority To Make Determinations That Could Materially Affect Your ETNs in Various Ways and Create Conflicts of Interest

Barclays Bank PLC is the owner of the intellectual property and licensing rights relating to the Index, and Barclays Index Administration, a distinct function within the Investment Bank of Barclays Bank PLC, is the index sponsor.  The index sponsor is responsible for the composition, calculation and maintenance of the Index.  As discussed in the section entitled “The Index—Changes to the Index Methodology” in this pricing supplement, the index sponsor has the discretion in a number of circumstances to make judgments and take actions in connection with the composition, calculation and maintenance of the Index, and any such judgments or actions may adversely affect the value of the ETNs.

The role played by the index sponsor, and the exercise of the kinds of discretion described above and in the section entitled “The Index—Changes to the Index Methodology” in this pricing supplement, could present it with significant conflicts of interest in light of the fact that Barclays Bank PLC, the issuer of the ETNs, is its parent company and the owner of the Index.  The index sponsor has no obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in U.S. Treasury Securities, Treasury Futures Contracts or Related Interest Rate Futures or Related Instruments May Impair the Market Value of the ETNs

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we or one or more of our affiliates may hedge our obligations under the ETNs by purchasing U.S. Treasury securities, futures or options on interest rates (including Treasury futures contracts) or the Index, or other derivative instruments with returns linked to interest rates or the Index, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing.  Any of these hedging activities may adversely affect the prevailing price for the Treasury futures contracts and the level of the Index and, therefore, the market value of the ETNs.  It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the ETNs declines.

We or one or more of our affiliates may also engage in trading in U.S. Treasury securities, futures or options on interest rates (including Treasury futures contracts) or the Index, or other derivative instruments with returns linked to interest rates or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers.  Any of these activities may adversely affect the prevailing price for the Treasury futures contracts and the level of the Index and, therefore, the market value of the ETNs.  We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the ETNs.  With respect to any of the activities described above, neither Barclays Bank PLC nor any of its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

Our Business Activities May Create Conflicts of Interest

In addition to the role of Barclays Index Administration, a distinct function within the Investment Bank of Barclays Bank PLC, as index sponsor as described under “—The Index Sponsor, a Distinct Function Within Barclays Bank PLC, Will Have the Authority To Make Determinations That Could Materially Affect Your ETNs in Various Ways and Create Conflicts of Interest,”  we and our affiliates expect to play a variety of roles in connection with the issuance of the ETNs.

As noted above, we and our affiliates expect to engage in trading activities related to U.S. Treasury securities, futures or options on interest rates (including Treasury futures contracts) or the Index, or other derivative instruments with returns linked to futures, interest rates or the Index that are not for the accounts of holders of the ETNs or on their behalf. These trading activities may present a conflict between the holders’ interest in the ETNs and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management.  These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the ETNs.

Moreover, we and our affiliates have published, and in the future expect to publish, research reports with respect to U.S. Treasury securities, Treasury futures contracts and interest rates.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the ETNs.  The research should not be viewed as a recommendation or endorsement of the ETNs in any way and investors must make their own independent investigation of the merits of your investment.  Any of these activities by us, Barclays Capital Inc. or our other affiliates may affect the prevailing prices of the Treasury futures contracts and the level of the Index and, therefore, the market value of the ETNs.

With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

Risks Relating to Tax Consequences

The U.S. Federal Income Tax Consequences of an Investment in the ETNs Are Uncertain

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the ETNs, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the ETNs are uncertain, and the IRS or a court might not agree with the treatment of the ETNs as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the ETNs, the tax consequences of the ownership and disposition of the ETNs could be materially and adversely affected.  In addition, as described above under “What Are the Tax Consequences?,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ETNs, possibly with retroactive effect.  You should review carefully the section below entitled “Material U.S. Federal Income Tax Consequences,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the ETNs (including possible alternative treatments and the issues presented by the 2007 notice), as well as the tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

U.S. TREASURY SECURITIES AND
FUTURES CONTRACTS

We have derived certain information in this section from publicly available information.  We have not independently verified this information.

U.S. Treasury notes are coupon-bearing U.S. government debt instruments with maturities of between two and ten years.  U.S. Treasury bonds are coupon-bearing U.S. government debt instruments with maturities of more than ten years.  For purposes of this pricing supplement, we refer to U.S. Treasury notes and bonds together as “U.S. Treasury securities.”  The Treasury futures contracts are legally binding agreements for the buying or selling of U.S. Treasury securities at a fixed price for physical settlement on a future date.  Treasury futures contracts permit the delivery in satisfaction of a maturing contract of any one of a pre-specified basket of eligible U.S. Treasury securities.

The Treasury futures contracts are traded on the CBOT.  The five Treasury futures contracts tracked by the Index are as follows:

Treasury Futures Contract Name	CME Globex Ticker / Open Outcry Ticker	Reference U.S. Treasury Securities	Face Value ($)
2-year U.S. Treasury note futures contracts	ZT / TU	U.S. Treasury securities with an original term to maturity of not more than five years and three months and a remaining term to maturity of not less than one year and nine months	$200,000
5-year U.S. Treasury note futures contracts	ZF/ FV	U.S. Treasury securities with an original term to maturity of not more than five years and three months and a remaining term to maturity of not less than four years and two months	$100,000
10-year U.S. Treasury note futures contracts	ZN / TY	U.S. Treasury securities with a remaining term to maturity of at least six and a half years, but not more than 10 years	$100,000
U.S. Treasury bond futures contracts	ZB/ US	U.S. Treasury securities that have remaining term to maturity of at least 15 years and less than 25 years	$100,000
Ultra U.S. Treasury bond futures contracts	UB/ UL	U.S. Treasury securities with remaining term to maturity of not less than 25 years	$100,000

Source: CME Group, as of February 15, 2019.

For additional information on the Treasury Futures contracts listed in the table above, please visit the CBOT website at: http://www.cmegroup.com/trading/interest-rates/.  Information contained on the CBOT website is not incorporated by reference in, and should not be considered a part of, this pricing supplement. We make no representation or warranty as to the accuracy or completeness of information contained on such website.

Price/Yield Relationship

As described in further detail below, the price of a Treasury futures contract will generally increase or decrease in response to a corresponding increase or decrease in the market price of its relevant underlying U.S. Treasury security.  The market price of any U.S. Treasury security is inversely related to its yield-to-maturity, or “yield.”  A security’s yield is calculated as the internal rate of return that would cause the sum of the expected future cash flows generated by the security (including the interest payments and the principal amount due on the security), discounted to present value, to equal the security’s current purchase price.  As the dollar amount of the remaining cash flows payable on a U.S. Treasury security until its maturity (i.e., interest payments and principal) do not change, a security’s yield will increase when the market price of the security decreases, and vice versa.  The prevailing yield for a U.S. Treasury security is reported as an annual percentage rate.

The current yields for U.S. Treasury securities are published by common data providers such as Bloomberg based on their reported trading prices.

U.S. Treasury Yields and Their
Relationship to Broader Market Factors

U.S. Treasury yields tends to indicate the market’s expectations about the direction of U.S. monetary policy and inflationary expectations in the economy, as well as supply and demand factors impacting U.S. Treasury securities of different maturities, among other factors.

For example, market expectations of a relatively expansionary U.S. monetary policy may result in a decrease in the yields of U.S. Treasury securities.  Conversely, market expectations of a contractionary U.S. monetary policy may result in an increase in the yields of U.S. Treasury securities.

As another example, market expectations of an increase in the future rate of inflation may lead investors to demand higher yields for U.S. Treasury securities.  Conversely, investors that expect the future rate of inflation to decrease might accept relatively lower yields on U.S. Treasury securities.

Furthermore, excess supply of, and demand for, U.S. Treasury securities could lead to changes in the yields for such securities.  For example, excess supply in the market for a U.S. Treasury security would generally lead to a decrease in price—and a resulting increase in the yield—for such U.S. Treasury securities.  Conversely, unusually high demand in the market for a U.S. Treasury security would generally lead to an increase in price—and a resulting decrease in the yield—for such U.S. Treasury security.

However, U.S. Treasury yield movements are highly unpredictable and may deviate, even significantly, from the trends described above.  Investors must make their independent assessments as to the future direction of the yield for any U.S. Treasury security.  The trends described above are illustrative only and there is no guarantee that these trends will be observed during the term of the ETNs.

Modified Duration

The concept of “modified duration” relates to the expected percentage change, or sensitivity, in a U.S. Treasury security’s price for a given change in yield.  In general, as yields increase, modified duration decreases; as yields decline, modified duration increases.  Modified duration approximates the expected percentage change in the price of the U.S. Treasury security for a small change in yield through the following formula:

For example, a 10-year note with a modified duration of 8 implies that if its yield were to increase by 0.01% (for example, due to a 0.01% increase in the prevailing 10-year interest rate), one would expect a 0.08% decrease in the price of such note.  Modified duration, therefore, provides a useful indication of the price volatility of a U.S. Treasury security.  Moreover, the modified duration of a CTD security (as defined under “—Relationship Between Yield and Futures Prices” below) underlying a particular Treasury futures contract may also provide a useful indication of the expected change in price of that Treasury futures contract for a given change in the CTD security yield.  However, modified duration serves only as an approximation of the expected change in the price of a U.S. Treasury security in response to a corresponding change in yield, and its accuracy and reliability decrease as the relevant change in yield increases.

A longer-maturity U.S. Treasury security will generally tend to demonstrate greater price sensitivity to changes in yields than a shorter-maturity U.S. Treasury security with the same coupon rate, since the implications of yield movements are felt over longer periods of time.  Therefore, the modified duration of U.S. Treasury securities with longer maturities (such as 10-year Treasury notes, long bonds and ultra-long bonds) will generally exceed the modified duration of U.S. Treasury securities with shorter maturities (such as, for example, 2-year or 5-year Treasury notes).

The modified duration of a U.S. Treasury security can change due to a change in its yield—a property commonly referred to as “convexity”.  The modified duration of a U.S. Treasury security increases when its yield decreases and decreases when its yield increases, which results a greater change in the value of the U.S. Treasury security when relative to the change in its yield than if the modified duration were constant. Therefore, a short position holder in a U.S. Treasury security is adversely affected by convexity since the change in duration reduces gains and increases losses.

Cheapest-to-Deliver Notes

By their terms, U.S. Treasury security futures contracts permit the delivery in satisfaction of a maturing futures contract of any one of a pre-specified basket of eligible U.S. Treasury securities.  Because of the broadly defined delivery specifications, a significant number of securities, varying in terms of coupon and maturity, may be eligible for delivery at the time of settlement.

The varied pricing terms available in the basket of eligible-to-deliver securities are reflected in the Treasury futures contract by making an adjustment to the invoice price due at the time of settlement.  Treasury futures contracts utilize a “conversion factor” to calculate the invoice price in order to properly reflect the value of the security that is tendered.  The objective of the conversion factor is to eliminate any potential gain or loss that the seller might otherwise incur by choosing to deliver one particular security at the time of settlement over another eligible-to-deliver security (which, as described above, may bear different coupon and maturity specifications than the relevant security selected for delivery).  However, even after application of the conversion factor, some discrepancies in the market prices of the eligible-to-deliver U.S. Treasury securities and the adjusted settlement price of the futures contract are likely to remain.  As a result, one of the U.S. Treasury securities eligible for delivery will be the “cheapest-to-deliver”—i.e., its market price relative to the adjusted settlement price for the futures contract is such that its delivery will result in the greatest gain or smallest loss to the seller.

Relationship Between
Yields and Futures Prices

Among other factors, the change in price of a Treasury futures contract is related directly to two components: (1) the change in price of the current cheapest-to-deliver U.S. Treasury security underlying the relevant Treasury futures contract (the “CTD security”) and (2) the changes in the prices of the other eligible-to-deliver securities, as they become more or less likely to take the role of CTD security upon the maturity of the futures contract.  The market price of a Treasury futures contract will generally increase in response to an increase in the price of its underlying CTD security, since the owner of the futures contract would receive a more valuable security upon maturity of the relevant Treasury futures contract.  In contrast, the market price of a Treasury futures contract will generally decrease in response to a decrease in the price of its underlying CTD security, since the owner of the futures contract would receive a less valuable security upon maturity of the relevant Treasury futures contract.

Price quotations for Treasury futures contracts

Market prices of Treasury futures contracts are quoted as a percentage of the face value (also referred to as “par” value) of the relevant futures contract to the nearest 1/64th of 1.00% of par.  For example, a Treasury futures contract quoted at 106-40 equates to a value of 106% of par plus 40/64ths of 1%, with a decimal equivalent of 106.625 and a dollar value of $106,625.00 (assuming a face value of $100,000.00).  For purposes of calculating the Index, the relevant Treasury futures contract price is calculated using the decimal equivalent of its publicly quoted price.

THE INDEX

The Barclays Inverse US Treasury Futures Composite Index™ (the “Index”) tracks the sum of the returns of periodically rebalanced short positions in equal face values of the following five U.S. Treasury futures contracts, as traded on the CBOT (each, a “Treasury futures contract”, and, collectively, the “Treasury futures contracts”):

•     2-year U.S. Treasury note futures contracts (“2-year futures”);

•     5-year U.S. Treasury note futures contracts (“5-year futures”);

•     10-year U.S. Treasury note futures contracts (“10-year futures”);

•     U.S. Treasury long bond futures contracts (“long bond futures”); and

•     Ultra-long U.S. Treasury bond futures contracts (“ultra long futures”).

A “short” position in a U.S. Treasury futures contract reflects a commitment to deliver a given face value of any one of a pre-specified basket of eligible U.S. Treasury securities at a specified price on a particular date in the future with the objective of benefitting from any decrease in the value of the U.S. Treasury securities to be delivered below the specified price on the given delivery date.  If the value of the U.S. Treasury securities to be delivered is lower than the specified price on the delivery date, the holder of the short position will be able to purchase those U.S. Treasury securities at the lower market price and deliver them in exchange for the higher specified price.  Although the futures contracts tracked by the Index are “rolled” into different futures contracts prior to the specified expiration dates of the futures contracts, as described below under “Index Construction,” a short position in the futures contracts tracked by the Index nevertheless represents an investment with the objective of benefiting from any decrease in the price of the relevant futures contracts.

Under normal market conditions, longer-term U.S. Treasury securities have generally exhibited higher yields than shorter-term U.S. Treasury securities, and the yields on U.S. Treasury securities have generally been higher than the cost of short-term financing.  Under these circumstances, in the absence of changes in the yields on U.S. Treasury securities, the Treasury futures contracts have exhibited a historical pattern of increasing in price over time as their remaining term to expiration shortens, causing the value of short positions in the Treasury futures contracts to decline in value over time.  These upward price pressures on the Treasury futures contracts are sometimes referred to as “carry and roll-down costs.”

Historically, the price of a U.S. Treasury futures contract has generally increased or decreased as a result of a proportional increase or decrease, respectively, in the value of the then current CTD security underlying the relevant U.S. Treasury futures contract, subject to the effect of carry and roll-down costs.  The value of a particular U.S. Treasury security has generally increased or decreased as a result of a proportional decrease or increase, respectively, in the yield on that security.  For additional information about the relationship between the prices of U.S. Treasury futures contract, the prices of U.S. Treasury securities and yields, see “U.S. Treasury Securities and Futures Contracts” above.

Therefore, it is expected that the level of the Index will generally increase when the values of the CTD securities underlying the Treasury futures contracts decrease and the yields on those U.S. Treasury securities increase, subject to the effect of carry and roll-down costs, and the level of the Index will generally decrease when the values of those U.S. Treasury securities increase and the yields on those U.S. Treasury securities decrease or when decreases in the values of those U.S. Treasury securities are not sufficient to offset the effect of carry and roll-down costs.  See “Risk Factors—Risks Relating to the Index—The Level of the Index Has Decreased Significantly Over Time in the Past and May Continue to Decrease Significantly Over the Term of the ETNs” in this pricing supplement.

In addition, because the Index provides exposure to a short position in 100% of the return of each of the five Treasury futures contracts, as described in more detail below under “Calculation of the Index,” the Index is effectively levered.  For example, if the settlement price (as defined below) of each Treasury futures contract were to increase by 1% of its face value since the most recent index rebalance date (as defined below), the level of the index would decrease by 5% (i.e., the sum of the returns) over the same period.  See “Risk Factors—Risks Relating to the Index—The Index Is Effectively Levered” in this pricing supplement.

The Index was created by Barclays Bank PLC, which is the owner of the intellectual property and licensing rights relating to the Index (the “index owner”).  The Index is administered, calculated and published by Barclays Index Administration (the “index sponsor”), a distinct function within the Investment Bank of Barclays Bank PLC.  The index sponsor has appointed a third-party index calculation agent (the “index calculation agent”), currently Bloomberg Index Services Limited (formerly known as Barclays Risk Analytics and Index Solutions Limited), to calculate and maintain the Index.  While the index sponsor is responsible for the operation of the Index, certain aspects have thus been outsourced to the index calculation agent.  The index calculation agent calculates the closing level of the Index at approximately 6:00 p.m., New York City time, or at another time determined and announced by the index sponsor, on each index business day and the index sponsor publishes it on http://indices.barclays (or any successor site) (the “index sponsor’s website”) shortly thereafter.  Information contained in the index sponsor’s website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.  The closing level of the Index is also reported on Bloomberg page BXIIITAG <Index>, and the intraday level of the Index is reported on Bloomberg page BXRTITAG <Index>.  Information contained on the Barclays website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Index Construction

As described below, the Index incorporates quarterly rolls and monthly (or, in some cases, as described below, more frequent) rebalancings of the short positions in the Treasury futures contracts.

Quarterly Roll Mechanism

Particular U.S. Treasury futures contracts specify an expiration date, which is the last date on or before which the short position holder is required to physically deliver the relevant underlying U.S. Treasury securities to the long position holder.  At any given time, the specific components used to calculate the Index are:

•     the particular contract with the closest expiration date (the “front contract”) for each of the five Treasury futures contracts;

•     the particular futures contract scheduled to expire immediately after the front contract (the “front next contract”) for each of the five Treasury futures contracts; and/or

•     the calendar spread contract referencing the front contract and the front next contract (the “calendar spread contract”) for each of the five Treasury futures contracts.

The Index maintains a synthetic position in the Treasury futures contracts by closing out the synthetic short position in each expiring front contract on a quarterly basis and establishing a new synthetic short position in the corresponding front next contract, a process referred to as “rolling.”  Rolls occur at the close on the fourth to last index business day of each calendar month immediately preceding a delivery month (i.e., February, May, August and November) (each, a “roll date”).  At the close on each roll date, the short exposure tracked by the Index to each of the Treasury futures contracts will be transferred from the relevant front contract to the relevant front next contract using the relevant calendar spread contract, as described under “Calculation of the Index”

below.  A calendar spread contract is a single transaction that consists of entering into a position in a futures contract with one delivery month (in this case, the relevant front next contract) and closing out the position in a futures contract with a different delivery month (in this case, the relevant front contract).

Periodic Rebalancing Mechanism

In addition, the synthetic short positions in the Treasury futures contracts are rebalanced at the close on the fourth to last index business day of each calendar month (each, a “scheduled index rebalance date”).  In addition, if, as of the close on any index business day, the level of the Index has fallen by 65% or more since the immediately preceding index rebalance date, the Index will be rebalanced on the immediately following index business day (each, an “additional index rebalance date” and, together with the scheduled index rebalance dates, the “index rebalance dates”).

The rebalancing of the Index means that, as of any given index business day, the Index will provide a return since the immediately preceding index rebalance date that is equal to the sum of the returns on synthetic short positions in equal face values of the Treasury futures contracts.  As set forth under “Calculation of the Index” below, the closing level of the Index is calculated, in part, by multiplying the sum of those returns by the closing level of the Index on the immediately preceding index rebalance date so that the sum of those returns is effectively scaled by the closing level of the Index on the immediately preceding index rebalance date.

As a result of this scaling, if the closing level of the Index increases from one index rebalance date to the next, subsequent performance of the index will have a greater effect on the future level of the Index than if the closing level of the Index at that latter index rebalance date were unchanged or decreased.  In addition, if the closing level of the Index decreases from one index rebalance date to the next, subsequent performance of the index will have a lesser effect on the future level of the Index than if the closing level of the Index at that latter index rebalance date were unchanged or increased.

Calculation of the Index

The closing level of the Index is calculated at approximately 6:00 p.m., New York City time, or at another time determined and announced by the index sponsor, on each index business day (as defined below).

The closing level of the Index as of any index business day is calculated by adjusting the closing level of the Index as of the immediately preceding index rebalance date to reflect the total sum of the returns of the synthetic short positions in the Treasury futures contracts since the immediately preceding index rebalance date, where each of those returns is expressed as a percentage of the face value of the relevant Treasury futures contracts and reflects the difference between:

•     the settlement price (as defined below) on that index business day of the Treasury futures contract that was the front next contract on the immediately preceding roll date; and

•     the rebalance price on the immediately preceding index rebalance date, where:

o     the rebalance price on an index rebalance date that is not also a roll date is the settlement price on that index rebalance date of the Treasury futures contract that was the front next contract on the immediately preceding roll date; and

o     the rebalance price on an index rebalance date that is also a roll date is the settlement price on that index rebalance date of the Treasury futures contract that is the front contract on that index rebalance date minus the relevant calendar spread contract price (as defined below) on that index rebalance date.

Once established on an index rebalance date, the rebalance price remains unchanged until the following index rebalance date.

The closing level of the Index is published rounded to the fourth decimal place.

Index Level Formula

Specifically, with respect to any index business day, the closing level of the Index is calculated as follows:

Where:

“It” = the closing level of the Index on the index business day for which the closing level of the Index is being calculated (“day t”);

“Ir” = the closing level of the Index on the index rebalance date immediately preceding day t (“day r”);

“c” = each Treasury futures contract included in the Index as of day t;

“Ptc” = the settlement price with respect to day t of the relevant Treasury futures contract c that was the front next contract as of the roll date immediately preceding day t (the “preceding roll date”); and

“Rrc” is the rebalance price on day r, calculated as follows:

•     if day r is not a roll date:

•     if day r is a roll date:

Where:

“Prc” = the settlement price with respect to day r of the relevant Treasury futures contract c that was:

•     if day r is not a roll date, the front next contract as of the preceding roll date

•     if day r is a roll date, the front contract as of day r; and

“Src” = the calendar spread contract price of the relevant Treasury futures contract c with respect to day r.

The “settlement price” of a Treasury futures contract means, with respect to any index business day, the settlement price of that Treasury futures contract with respect to that index business day, as provided by the CBOT.

The “calendar spread contract price” of a Treasury futures contract means, with respect to any index business day, the VWAP of the relevant calendar spread contract during the following times:

•     if trading on the CBOT closes early on that index business day, between 12:59 p.m. (New York time) and 1:00 p.m. (New York time); and

•     otherwise, between 2:59 p.m. (New York time) and 3:00 p.m. (New York time).

The “VWAP” of a calendar spread contract means the volume weighted average price calculated by and published on Bloomberg on the screen “VWAP” page (or any successor thereto) using the “Bloomberg (Night/Elec)” pricing method (which uses, as of the date of this pricing supplement, “normal” and “fast market” for the condition codes, electronic volumes only for the calculation, a specified time filter and no price or volume filters).  The first publication for any index business day will be final and conclusive and later revisions will not be used in any calculation.

“Index business day” means a day on which CBOT is open for business other than a day that has been recommended by the Securities Industry and Financial Markets Association as a “market close” in the United States.

Examples of Historical Index Calculation

The following examples show the detailed calculation of the closing levels of the Index on February 21, 2014 and February 28, 2014.  Certain figures presented below may deviate slightly from the results that would be obtained from their applicable calculation formulas due to rounding.  These examples are provided for illustrative purposes only.  Past performance is not indicative of the future results.

Calculation of the Closing Level of the Index on February 21, 2014

Set forth below is an illustration of how the closing level of the Index was calculated on a particular index business day (February 21, 2014) based on the calculation methodology described above.

Step #1: Identify the closing level of the Index as of the immediately preceding index rebalance date

The first step in calculating the closing level of the Index on February 21, 2014 (day t) is to identify the closing level of the Index on the immediately preceding index rebalance date, January 28, 2014 (day r).

On January 28, 2014, the closing level of the Index was 7,030.6611(Ir).

Step #2: Identify the rebalance price of each Treasury futures contract as of the immediately preceding index rebalance date

The second step is to identify the rebalance price of each of the five Treasury futures contracts on the immediately preceding index rebalance date, January 28, 2014.  Because January 28, 2014 was not a roll date, the rebalance price of each Treasury futures contract on January 28, 2014 is the settlement price on January 28, 2014 of the relevant Treasury futures contract that was the front next contract as of the preceding roll date, November 25, 2013 which was, in each case, the relevant contract expiring in March 2014.  The rebalance prices of the Treasury futures contracts on January 28, 2014 (which are the settlement prices on January 28, 2014 of the Treasury futures contracts expiring in March 2014) are set forth in the following table:

Treasury Futures Contract	Rebalance Price
2-year futures	110.0156 (Rr1)
5-year futures	120.2500 (Rr2)
10-year futures	125.0781 (Rr3)
Long bond futures	132.6250 (Rr4)
Ultra long futures	142.6563 (Rr5)

Step #3: Identify the settlement price of each Treasury futures contract as of February 21, 2014

The third step is to identify the settlement price of each of the five Treasury futures contracts on February 21, 2014, which is the settlement price on February 21, 2014 of the relevant Treasury futures contract that was the front next contract as of November 25, 2013, which was, in each case, the relevant contract expiring in March 2014.  The settlement prices of the Treasury futures contracts on February 21, 2014 are set forth in the following table:

Treasury Futures Contract	Settlement Price
2-year futures	110.1328 (Pt1)
5-year futures	120.6250 (Pt2)
10-year futures	125.6094 (Pt3)
Long bond futures	133.0938 (Pt4)
Ultra long futures	142.5625 (Pt5)

Step #4: Calculate the total sum of the returns of the Treasury futures contracts since the immediately preceding index rebalance date

The fourth step is to calculate the total sum of the returns of the Treasury futures contracts since the immediately preceding index rebalance date, where each of those returns is expressed as a percentage of the face value of the relevant Treasury futures contracts.  Because the Index provides short exposure to the Treasury futures contracts, a positive return in the following table will have a negative effect on the closing level of the Index, and a negative return in the following table will have a positive effect on the closing level of the Index

Treasury Futures Contract	Return
2-year futures	(110.1250 – 110.0156) / 100 = 0.1172%
5-year futures	(120.6250 – 120.2500) / 100 = 0.3750%
10-year futures	(125.6094 – 125.0781) / 100 = 0.5312%
Long bond futures	(133.0938 – 132.6250) / 100 = 0.4688%
Ultra long futures	(142.5625 – 142.6563) / 100 = -0.0938%

Total Sum	1.3985%

Step #5: Calculating the level of the Index

Based on the values identified and calculated in Steps 1-4 above, the closing level of the Index on February 21, 2014 can be calculated as follows:

Calculation of the Closing Level of the Index on February 28, 2014

Set forth below is an illustration of how the closing level of the Index was calculated on a particular index business day (February 28, 2014) based on the calculation methodology described above.

Step #1: Identify the closing level of the Index as of the immediately preceding index rebalance date

The first step in calculating the closing level of the Index on February 28, 2014 (day t) is to identify the closing level of the Index on the immediately preceding index rebalance date, February 25, 2014 (day r).

On February 25, 2014, the closing level of the Index was 6,808.7559 (Ir).

Step #2: Calculate the rebalance price of each Treasury futures contract as of the immediately preceding index rebalance date

The second step is to calculate the rebalance price of each of the five Treasury futures contracts on the immediately preceding index rebalance date, February 25, 2014.  Because February 25, 2014 was a roll date, the rebalance price of each Treasury futures contract on February 25, 2014 is the settlement price on February 25, 2014 of the relevant Treasury futures contract that was the front contract as of February 25, 2014 (“day r”) which was, in each case, the relevant contract expiring in March 2014, minus the calendar spread contract price on February 25, 2014 of the calendar spread contract referencing the relevant front contract (expiring in March 2014) and the relevant front next contract (expiring in June 2014).  The rebalance prices of the Treasury futures contracts on February 25, 2014 are set forth in the following table:

Treasury Futures Contract	Rebalance Price
2-year futures	110.1328 (Pr1) – 0.2031 (Sr1) = 109.9297 (Rr1)
5-year futures	120.7578 (Pr2) – 1.0313 (Sr2) = 119.7266 (Rr2)
10-year futures	125.8281 (Pr3) – 1.5406 (Sr3) = 124.2875 (Rr3)
Long bond futures	133.6250 (Pr4) – 1.5040 (Sr4) = 132.1210 (Rr4)
Ultra long futures	143.4375 (Pr5) – 1.4766 (Sr5) = 141.9609 (Rr5)

Step #3: Identify the settlement price of each Treasury futures contract as of February 28, 2014

The third step is to identify the settlement price of each of the five Treasury futures contracts on February 28, 2014, which is the settlement price on February 28, 2014 of the relevant Treasury futures contract that was the front next contract as of February 25, 2014, which was, in each case, the relevant contract expiring in June 2014.  The settlement prices of the Treasury futures contracts on February 28, 2014 are set forth in the following table:

Treasury Futures Contract	Settlement Price
2-year futures	109.9375 (Pt1)
5-year futures	119.8594 (Pt2)
10-year futures	124.5313 (Pt3)
Long bond futures	133.0625 (Pt4)
Ultra long futures	143.5938 (Pt5)

Step #4: Calculate the total sum of the returns of the Treasury futures contracts since the immediately preceding index rebalance date

The fourth step is to calculate the total sum of the returns of the Treasury futures contracts since the immediately preceding index rebalance date, where each of those returns is expressed as a percentage of the face value of the relevant Treasury futures contracts.  Because the Index provides short exposure to the Treasury futures contracts, a positive return in the following table will have a negative effect on the closing level of the Index, and a negative return in the following table will have a positive effect on the closing level of the Index

Treasury Futures Contract	Return
2-year futures	(109.9375 – 109.9297) / 100 = 0.0078%
5-year futures	(119.8594 – 119.7266) / 100 = 0.1328%
10-year futures	(124.5313 – 124.2875) / 100 = 0.2438%
Long bond futures	(133.0625 – 132.1328) / 100 = 0.9415%
Ultra long futures	(143.5938 – 141.9609) / 100 = 0.6329%

Total Sum	2.9588%

Step #5: Calculating the level of the Index

Based on the values identified and calculated in Steps 1-4 above, the closing level of the Index on February 28, 2014 can be calculated as follows:

Historical and Hypothetical Historical Performance of the Index

The closing level of the Index is deemed to have been 1,000,000.0000 on June 26, 1990 (the “index base date”).  The index sponsor began calculating the Index on May 23, 2014.  Therefore, the historical information for the period from June 26, 1990 until May 22, 2014 is hypothetical and is provided as an illustration of how the Index would have performed during the period had the index sponsor begun calculating the Index on the index base date.  Historical information for the period from and including May 23, 2014 is based on the actual performance of the Index.

The hypothetical historical information was determined using the methodology currently used to calculate the Index, except that:

•     hypothetical historical information for each index business day from and including the index base date to and including February 23, 2010 is calculated as if the Treasury futures contracts included only the first four of the five current Treasury futures contracts, so that hypothetical historical information does not reflect the performance of the Ultra-long U.S. Treasury bond futures contracts; and

•     the calendar spread contract price of each Treasury futures contract for each index business day from and including the index base date to and including August 1, 2013 was calculated as the settlement price of the relevant front contract minus the settlement price of the relevant front next contract.

The hypothetical historical information does not reflect actual performance of the Index and has not been verified by an independent third party.  Hypothetical historical information has inherent limitations and is achieved by means of a retroactive application of a model designed with the benefit of hindsight.  Alternative modeling techniques or assumptions may produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information provided below.

All calculations of historical information are based on information obtained from various third-party independent and public sources, without independent verification.

The following table illustrates the hypothetical annual performance of the Index based on the hypothetical year-end closing levels of the Index from the index base date through December 31, 2013 and the actual closing level of the Index on February 15, 2019.  The hypothetical and actual historical performance of the Index shown below should not be taken as an indication of future performance, and no assurance can be given that the level of the Index will increase sufficiently to cause holders of the ETNs to receive any return on their initial investment at maturity or upon early redemption of the ETNs.  The hypothetical and actual historical performance of the Index shown below does not represent the performance of the ETNs, which are subject to certain costs and fees.

Date	Closing Level of the Index
June 26, 1990	1,000,000.0000
December 31, 1990	881,578.0150
December 31, 1991	593,738.2591
December 31, 1992	493,949.8281
December 31, 1993	336,084.9592
December 30, 1994	456,481.0492
December 29, 1995	253,452.3248
December 31, 1996	288,204.7884
December 31, 1997	236,530.5948
December 31, 1998	189,495.7635
December 31, 1999	267,831.6736
December 29, 2000	191,970.2969
December 31, 2001	168,203.5938
December 31, 2002	98,886.2891
December 31, 2003	87,168.8125
December 31, 2004	73,271.2969
December 30, 2005	72,714.5313
December 29, 2006	77,415.4922
December 31, 2007	62,037.4219
December 31, 2008	29,022.8906
December 31, 2009	34,825.4297

Date	Closing Level of the Index
December 31, 2010	20,500.7500
December 30, 2011	7,147.2720
December 31, 2012	5,660.1709
December 31, 2013	8,150.3418
December 31, 2014	4,091.2739
December 31, 2015	3,842.0891
December 30, 2016	3,189.9170

Date	Closing Level of the Index
December 29, 2017	2,562.7330
December 31, 2018	2,768.8240
January 31, 2019	2,718.2520
February 15, 2019	2,739.1520

PAST PERFORMANCE IS NOT
INDICATIVE OF FUTURE RESULTS

Barclays Inverse US Treasury Futures Composite Index™ Hypothetical & Historical Performance

June 26, 1990 – June 30, 2016

Source: Based on publicly available Bloomberg data.

Source: Based on publicly available Bloomberg data.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The Index Sponsor

All determinations made by the index sponsor will be made by it acting in a commercially reasonable manner by reference to those factors as the index sponsor deems appropriate and will be final, conclusive and binding in the absence of manifest error, provided that the index sponsor need not act in a commercially reasonable manner in respect of any determination in connection with the termination of the Index.

The index sponsor reserves the right to make adjustments to correct errors contained in previously published information and to publish the corrected information, including, but not limited to, closing levels of the Index, and the index sponsor will have no liability in respect of any errors or omissions contained in any publication.

Index Disruption Events

If an index disruption event occurs on any index business day and that index disruption event affects (in the index sponsor’s determination) the Index, the Index methodology or any index component, the index sponsor may:

•      defer publication of the closing level of the Index and any other information relating to the Index until the next index business day on which the index sponsor determines, in its discretion, that no index disruption event exists or is continuing; and/or

•      make such adjustments to the terms of the Index methodology as it considers appropriate to facilitate the determination of the Index composition or the calculation of the closing level of the Index on that index business day and, if the index sponsor determines appropriate, on any index business day thereafter, including, but not limited to, replacing any index component affected by the index disruption event with a replacement index component that the index sponsor considers appropriate for the purposes of continuing the Index or make any adjustment or determination as it determines appropriate to the terms of the Index methodology or the closing level of the Index in order to take into account the index disruption event, which adjustments or determinations are consistent with the objectives of the Index.

An “index disruption event” means a force majeure event or an index market disruption event.

A “force majeure event” means an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the index sponsor and that the index sponsor determines affects the Index and/or any index component.

An “index market disruption event” means the occurrence of one or more of the following events if, in the discretion of the index sponsor, that event is material with respect to the Index:

•      the index sponsor determines that on any index business day there has been a declaration of general moratorium in respect of banking activities in any one of London or New York;

•      the occurrence of an event that makes it impossible or not reasonably practicable on any index business day for the index sponsor to obtain a value for any of the index components for the purposes of calculating the closing level of the Index in a commercially reasonable manner feasible to the index sponsor; or the index sponsor determines, with respect to an index component, that an eligible-for-delivery debt instrument is in default in accordance with its terms or is redeemed or repudiated or its terms are materially amended or restructured prior to its scheduled maturity date; or

•      the index sponsor determines that any of the index components has ceased to be liquid, actively traded and/or publicly quoted for any reason in a manner acceptable to the index sponsor (such a condition, a “cessation of trading”).

The “index components” are the Treasury futures contracts and the related calendar spread contracts.

Termination of the Index

The index sponsor may permanently terminate the calculation and/or publication of the closing level of the Index:

•      if the index sponsor determines that upon the occurrence of an index disruption event,

the measures provided in “—Index Disruption Events” above would produce results that are not consistent with the objectives of the Index;

•      if a termination event has occurred; provided that, if the relevant termination event was triggered by the occurrence of a cessation of trading, the index sponsor may not terminate the Index unless the index sponsor has made reasonable efforts to replace the affected index component with a component that is liquid, actively traded and/or publicly quoted, if that replacement would be consistent with the objectives of the Index, all as determined by the index sponsor; or

•      at any time in its discretion; provided that the index sponsor has made an announcement of the termination of the Index reasonably in advance of such termination.

The index sponsor will use commercially reasonable efforts to publish an announcement of the termination of the Index on the index sponsor’s website on the first index business day following termination of the Index.

A “termination event” means:

•      the occurrence of a force majeure event that continues for more than five consecutive index business days; and/or

•      the occurrence of an index market disruption event that continues for more than five consecutive index business days.

Adjustment Events

If an adjustment event occurs, the index sponsor may make adjustments to the formula used for calculations in respect of the affected index component, and the Index methodology may be adjusted, amended or otherwise altered by the index sponsor, acting in a commercially reasonable manner and consistent with the objectives of the Index, to take account of the adjustment event.

An “adjustment event” means a change in tax event and/or any event that the index sponsor reasonably determines may lead to a change in tax event.

A “change in tax event” will occur if, in respect of the Index, the index sponsor determines:

•      there has been (or there is pending) a change in taxation generally affecting commercial banks organized and subject to tax in the United Kingdom (including, but not limited to, any tax generally imposed on commercial banks organized and subject to tax in the United Kingdom);

•      there has been (or there is pending) a change in taxation affecting market participants in the United Kingdom or the United States generally who hold positions in, or exposures to, any bond futures products; or

•      there has been (or there is pending) any change in taxation that will have an adverse effect on the Index or on any index component included in the Index at any relevant time.

“Tax” and “taxation” each mean any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including, without limitation, interest, penalties, stamp duties and additions thereto) that is imposed or is to be imposed, whether by withholding, direct assessment or otherwise, by any government or other taxing authority in respect of any payment under an index component, underlying asset or any holding of any index component or underlying asset.

Changes to the Index Methodology

While the index sponsor does not presently intend to modify the Index methodology, no assurance can be given that market, regulatory, juridical, financial, fiscal or other circumstances (including, but not limited to, any changes to or any suspension or termination of or any other events affecting any index components) will not arise that would, in its view, necessitate a modification or change to the Index methodology or the termination of the Index.  The index sponsor will use commercially reasonable efforts to publish any modifications or changes on the index sponsor’s website.

In addition, Barclays Bank PLC, as owner of the intellectual property and licensing rights relating to the Index, has the right to replace the index sponsor.

Index Publication

The index sponsor accepts no liability to any person for publishing or not continuing to publish for any period of time, as the case may be, any closing level of the Index at any particular place or any particular time.  The index sponsor may, at any time and without notice, change the name of the Index, the place and time of the publication of the closing level of the Index and the frequency of the publication of the closing level of the Index.

Trademarks

The Barclays Inverse US Treasury Futures Composite Index™ is a trademark of Barclays Bank PLC.

Disclaimer

The index sponsor does not guarantee the accuracy and/or completeness of the Index, any data included therein or any data on which it is based, and the index sponsor will have no liability for any errors, omissions or interruptions therein.

The index sponsor makes no warranty, express or implied, as to results to be obtained from the use of the Index.  The index sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein.  Without limiting any of the foregoing, in no event will the index sponsor have any liability for any lost revenues or profits (whether direct or indirect) or for any special, punitive, indirect or consequential damages, even if notified of the possibility of those damages.

None of the index sponsor, any of its affiliates and subsidiaries and any of their respective directors, officers, employees, representatives, delegates and agents will have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the Index or publication of the level of the Index (or failure to publish that level) and any use to which any person may put the Index or the level of the Index.  In addition, although the index sponsor reserves the right to make adjustments to correct previously incorrectly published information, including, but not limited to, the level of the Index, the index sponsor is under no obligation to do so and will have no liability in respect of any errors or omissions.

Nothing in this disclaimer will exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

VALUATION OF THE ETNS

The market value of the ETNs will be affected by several factors, many of which are beyond our control.  Factors that may influence the market value of the ETNs include, but are not limited to, the prices of the Treasury futures contracts; the prevailing prices and yields for U.S. Treasury securities of variable maturities in general; the prices and yields of the eligible-to-deliver U.S. Treasury securities underlying the Treasury futures contracts in particular and, at any given time, which U.S. Treasury security constitutes the CTD security; the prevailing spread between U.S. Treasury yields and the yields on investable fixed income securities and equity securities; prevailing market and futures prices for U.S. Treasury securities, or any other financial instruments related to U.S. government debt; the effects of carry and roll-down costs; market expectations of short-term and long-term interest rates on U.S. Treasury securities and the Federal Funds rate; market expectations of the future rate of inflation in the United States; market expectations of macroeconomic trends, including economic cycles of growth and recession in the United States; supply and demand for U.S. Treasury securities of different yields and maturities and for Treasury futures contracts; changes in the fiscal policies of the U.S. government or the monetary policies of the U.S. Federal Reserve; the prevailing yields for 28-day U.S. Treasury bills; supply and demand for the ETNs, including inventory positions with Barclays Capital Inc. or any market maker; economic, financial, political, regulatory, geographical or judicial events that affect the level of the Index or prevailing market and futures prices for U.S. Treasury securities, or any other financial instruments related to U.S. government debt; the time remaining to maturity of the ETNs; the perceived creditworthiness of Barclays Bank PLC; supply and demand in the listed and over-the-counter rates derivative markets; or supply and demand as well as hedging activities in the rates-linked structured product markets.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor.  See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the ETNs prior to maturity.

Intraday Indicative Note Value

The “intraday indicative note value” is published for reference purposes only and is intended to provide investors with an approximation of the effect that changes in the level of the Index during the current trading day would have on the closing indicative note value of the ETNs from the previous day.  Intraday indicative note value differs from closing indicative note value in two important respects.  First, intraday indicative note value is based on the most recent Index level published by the index sponsor, which reflects the most recent reported sales prices for the Index components, rather than the closing indicative note value for the immediately preceding calendar day.  Second, the intraday indicative note value only reflects the daily interest and the accrued daily investor fee at the close of business on the preceding calendar day, but does not include any adjustment for the daily interest or the daily investor fee accruing during the course of the current day.

The intraday indicative note value is published as a convenience for reference purposes only and does not represent the actual trading price of the ETNs, which may be influenced by bid-offer spreads, hedging and transaction costs and market liquidity, among other factors.

The intraday indicative note value of the ETNs will be calculated and published by Thompson Reuters (Markets) LLC on each trading day under the following ticker symbol:

ETNs	Ticker Symbol
Barclays Inverse US Treasury Composite ETN	TAPR.IV

In connection with the ETNs, we use the term “intraday indicative note value” to refer to the value of the ETNs at a given time on any trading day determined based on the following equation:

Intraday Indicative Note Value = (1) the closing indicative note value on the calendar day immediately preceding such trading day plus (2) the then current intraday index performance amount; provided that if such calculation results in a negative value, the intraday indicative note value will be $0;

where, for purposes of calculating the intraday indicative note value:

Closing Indicative Note Value = The closing indicative note value of the ETNs as described in this pricing supplement; and

Intraday Index Performance Amount = (1) the closing indicative note value on the immediately preceding index rebalance date times (2) the difference of (a) the most recently published level of the Index on such trading day minus (b) the closing level of the Index on the immediately preceding index business day divided by (3) the closing level of the Index on the immediately preceding index rebalance date.

The intraday indicative note value calculation is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of your ETNs.  The actual trading price of the ETNs in the secondary market may vary significantly from their intraday indicative note value. See “Risk Factors—Risks Relating to Liquidity and the Secondary Market—The ETNs May Trade at a Substantial Premium to or Discount from the Closing Indicative Note Value and/or the Intraday Indicative Note Value” in this pricing supplement.

Furthermore, as the intraday indicative note value is calculated using the closing indicative note value on the immediately preceding calendar day, the intraday indicative note value published at any time during a given trading day will not reflect the daily interest or the daily investor fee that may have accrued over the course of such trading day.  Published Index levels from the index sponsor may occasionally be subject to delay or postponement.  Any such delays or postponements will affect the current Index level and therefore the intraday indicative note value of your ETNs.  The actual trading price of the ETNs may be different from their intraday indicative note value.

Split or Reverse Split of the ETNs

On any business day we may elect to initiate a split of your ETNs or a reverse split of your ETNs. Such date shall be deemed to be the “announcement date,” and we will issue a notice to holders of the relevant ETNs and a press release announcing the split or reverse split, specifying the effective date of the split or reverse split and the split or reverse split ratio.

If the ETNs undergo a split, we will adjust the terms of the ETNs accordingly.  For example, if the split ratio is 4 and hence the ETNs undergo a 4:1 split, every investor who holds an ETN via DTC on the relevant record date will, after the split, hold four ETNs, and adjustments will be made as described below.  The record date for the split will be the 9th business day after the announcement date.  The closing indicative note value on such record date will be divided by 4 to reflect the 4:1 split of your ETNs.  Any adjustment of closing indicative note value will be rounded to 8 decimal places.  The split will become effective at the opening of trading of the ETNs on the business day immediately following the record date.

In the case of a reverse split, we reserve the right to address odd numbers of ETNs (commonly referred to as “partials”) in a commercially reasonable manner determined by us in our sole discretion.  For example, if the reverse split ratio is 4 and the ETNs undergo a 1:4 reverse split, every investor who holds 4 ETNs via DTC on the relevant record date will, after the reverse split, hold only one ETN and adjustments will be made as described below.  The record date for the reverse split will be on the 9th business day after the announcement date.  The closing indicative note value on such record date will be multiplied by four to reflect the 1:4 reverse split of your ETNs.  Any adjustment of closing indicative note value will be rounded to 8 decimal places.  The reverse split will become effective at the opening of trading of the ETNs on the business day immediately following the record date.

In the case of a reverse split, holders who own a number of ETNs on the record date which is not evenly divisible by the split ratio will receive the same treatment as all other holders for the maximum number of ETNs they hold which is evenly divisible by the split ratio, and we will have the right to compensate holders for their remaining or “partial” ETNs in a commercially reasonable manner determined by us in our sole discretion.  Our current intention is to provide holders with a cash payment for their partials on the 17th business day following the announcement date in an amount equal to the appropriate percentage of the closing indicative note value of the reverse split-adjusted ETNs on the 14th business day following the announcement date.  For example, if the reverse split ratio is 1:4, a holder who held 23 ETNs via DTC on the record date would receive 5 post reverse split ETNs on the immediately following business day, and a cash payment on the 17th business day following the announcement date that is equal to 3/4 of the closing indicative note value of the reverse split-adjusted ETNs on the 14th business day following the announcement date.

In the event of a reverse split, the redemption amount will be adjusted accordingly by the Issuer, in its sole discretion and in a commercially reasonable manner, to take into account the reverse split.

SPECIFIC TERMS OF THE ETNS

In this section, references to “holders” mean those who own the ETNs registered in their own names on the books that we or the Trustee (as defined below), or any successor trustee, as applicable, maintain for this purpose, and not those who own beneficial interests in the ETNs registered in street name or in the ETNs issued in book-entry form through DTC or another depositary.  Owners of beneficial interests in the ETNs should read the section entitled “Description of Debt Securities—Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

The ETNs are part of a series of debt securities entitled “Global Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the indenture, dated September 16, 2004 (as may be amended or supplemented from time to time, the “Indenture”), between Barclays Bank PLC and The Bank of New York Mellon, as trustee (the “Trustee”), from time to time.  This pricing supplement summarizes specific financial and other terms that apply to the ETNs.  Terms that apply generally to all medium-term notes are described in “Terms of the Notes” in the accompanying prospectus supplement, and terms that apply generally to all index-linked notes are described in “Reference Assets—Indices” in the accompanying prospectus supplement.  The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus, prospectus supplement and any related free writing prospectuses and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to the public and the proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of the ETNs.  If you have purchased the ETNs in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the ETNs in more detail below.

Inception, Issuance and Maturity

The ETNs were first sold on July 14, 2014, which we refer to as the “inception date.”  The ETNs were first issued on July 17, 2014, which we refer to as the “issue date,” and will be due on July 24, 2024.

Coupon

We will not pay you interest during the term of the ETNs.

Denomination

We will offer the ETNs in denominations of $50.  We reserve the right to initiate a split or reverse split of the ETNs in our sole discretion.

Payment at Maturity

If you hold your ETNs to maturity, you will receive a cash payment in U.S. dollars per ETN equal to the closing indicative note value on the final valuation date.

The “closing indicative note value” for each ETN on the inception date was $50.  On each subsequent calendar day until maturity or early redemption, the closing indicative note value for each ETN will equal (1) the closing indicative note value on the immediately preceding calendar day plus (2) the daily index performance amount plus (3) the daily interest minus (4) the daily investor fee; provided that if such calculation results in a negative value, the closing indicative note value will be $0.  If the ETNs undergo a split or reverse split, the closing indicative note value will be adjusted accordingly.

The “daily index performance amount” for each ETN on the initial valuation date and on any calendar day that is not an index business day will equal $0.  On any other index business day, the daily index performance amount for each ETN will equal (1) (a) the closing indicative note value on the immediately preceding index rebalance date (or for any index business day from the inception date until the first index rebalance date after the inception date, on the inception date) times (b) the difference of (i) the closing level of the Index on such index business day minus (ii) the closing level of the Index on the immediately preceding index business day divided by (c) the closing level of the Index on the immediately preceding index rebalance date minus (2) the index rolling cost on such index business day.

The “index rolling cost” for each ETN on any calendar day that is not a roll date will equal $0.  On any roll date, the index rolling cost for each ETN will equal 0.08% times the closing indicative note value on the immediately preceding index rebalance date.  The index rolling cost will accrue on any roll date throughout the term of the ETNs regardless of the performance of the Index, resulting in a fee rate having a cumulative effect of approximately 0.32% per year.  Because the net effect of the index rolling cost is a fixed percentage of the value of each ETN, the aggregate effect of the index rolling cost will increase or decrease in a manner directly proportional to the value of each ETN and the amount of ETNs that are held, as applicable.

An “index rebalance date” is any index business day that is either a scheduled index rebalance date or an additional index rebalance date, each as defined under the section “The Index—Index Construction—Periodic Rebalancing Mechanism” in this pricing supplement.

A “roll date” is the fourth to last index business day of each February, May, August and November.

The “daily interest” for each ETN on the initial valuation date was $0.  On each subsequent calendar day until maturity or early redemption, the daily interest for each ETN will equal (1) the closing indicative note value on the immediately preceding calendar day times (2) the T-Bill rate divided by (3) 360.

The “T-Bill rate” on each calendar day will equal the most recent weekly investment rate for 28-day U.S. Treasury bills effective on the immediately preceding business day.  The weekly investment rate for 28-day U.S. Treasury bills is generally announced by the U.S. Treasury on each Monday; on any Monday that is not a business day, the rate prevailing on the immediately preceding business day will apply.  The most recent weekly investment rate for 28-day U.S. Treasury bills is currently published by the U.S. Treasury on http://www.treasurydirect.gov and is also currently available on Bloomberg under the ticker symbol “USB4WIR.” The T-Bill rate is expressed as a percentage. Information contained on the U.S. Treasury website is not incorporated by reference in, and should not be considered a part of, this pricing supplement. We make no representation or warranty as to the accuracy or completeness of information contained on such website.

The “daily investor fee” for each ETN on the initial valuation date was $0.  On each subsequent calendar day until maturity or early redemption, the daily investor fee for each ETN will equal (1) the closing indicative note value on the immediately preceding calendar day times (2) the fee rate divided by (3) 365.  Because the daily investor fee is calculated and subtracted from the closing indicative note value on a daily basis, the net effect of the daily investor fee accumulates over time and is subtracted at the rate of approximately 0.43% per year.  Because the net effect of the daily investor fee is a fixed percentage of the value of each ETN, the aggregate effect of the daily investor fee will increase or decrease in a manner directly proportional to the value of each ETN and the amount of ETNs that are held, as applicable.

The “fee rate” for the ETNs is 0.43%.

An “index business day” is a day on which the CBOT is open for business other than a day that has been recommended by the Securities Industry and Financial Markets Association as a “market close” in the United States.

A “business day” is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

A “trading day” for the ETNs is a day that is an index business day and a business day, in each case as determined by the calculation agent in its sole discretion.

A “valuation date” is each trading day from July 14, 2014 to July 17, 2024, inclusive, subject to postponement due to the occurrence of a market disruption event, such postponement not to exceed five trading days.

The “initial valuation date” for the ETNs is July 14, 2014.

The “final valuation date” for the ETNs is July 17, 2024.

Postponement of Valuation Dates

A valuation date may be postponed and thus the determination of the Index levels may be postponed if the calculation agent determines that, on the respective date, a market disruption event has occurred or is continuing in respect of the Index.

Any of the following will be a market disruption event with respect to the Index:

•      a material limitation, suspension or disruption in the trading of any Index component which results in a failure by the trading facility on which the relevant contract is traded to report a daily contract reference price (the price of the relevant contract that is used as a reference or benchmark by market participants);

•      the daily contract reference price for any index component is a “limit price”, which means that the daily contract reference price for such contract has increased or decreased from the previous day’s daily contract reference price by the maximum amount permitted under the applicable rules or procedures of the relevant trading facility; or

•      failure by the index sponsor to announce or publish the closing level of the Index or of the applicable trading facility or other price source to announce or publish the daily contract reference price or closing level for one or more index components.

“Scheduled trading day” means any day on which (a) the value of the Index is published and (b) trading is generally conducted on the markets on which the Index components are traded, in each case as determined by the calculation agent in its sole discretion.

The following event will not be a market disruption event:

•      a decision by a trading facility to permanently discontinue trading in any index component.

If the calculation agent determines that a market disruption event occurs or is continuing on any valuation date, the valuation date will be the first following scheduled trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the valuation date be postponed by more than five scheduled trading days. If the calculation agent determines that a market disruption event occurs or is continuing on the fifth scheduled trading day, the calculation agent will make an estimate of the closing level for the Index that would have prevailed on that fifth scheduled trading day in the absence of the market disruption event.

Maturity Date

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day.  If the final valuation date is postponed (as described above), the maturity date will be the fifth business day following the final valuation date, as postponed. The calculation agent may postpone the final valuation date—and therefore the maturity date—of the ETNs if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date or if the level of the Index is not available or cannot be calculated.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

Payment Upon Holder Redemption and Issuer Redemption

Up to the valuation date immediately preceding the final valuation date and subject to certain restrictions, you may elect to redeem your ETNs on any redemption date during the term of the ETNs, provided that you present at least 20,000 of the ETNs for redemption or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your ETNs for redemption with those of other investors to reach this minimum.  We may from time to time, in our sole discretion, reduce this minimum redemption amount on a consistent basis for all holders of the ETNs.  If you choose to redeem your ETNs, you will receive a cash payment in U.S. dollars for each ETN on the applicable redemption date equal to the closing indicative note value on the applicable valuation date.

Notwithstanding the foregoing, beginning after the close of trading on September 4, 2018, we have waived the minimum redemption amount so that you may exercise your right to redeem your ETNs on any redemption date with no minimum amount.  Our waiver of the minimum redemption amount will be available to any and all holders of the ETNs on such early redemption dates and will remain in effect until we announce otherwise.  We may, at any time and in our sole discretion, make further modifications to the minimum redemption amount, including, among others, to reinstate the minimum redemption amount of 20,000 ETNs for all redemption dates after such further modification.  Any such modification will be applied on a consistent basis for all holders of the ETNs at the time such modification becomes effective.

Prior to maturity, we may redeem the ETNs (in whole but not in part) at our sole discretion on any business day on or after the inception date until and including maturity. If we redeem the ETNs, you will receive a cash payment in U.S. dollars per ETN in an amount equal to the closing indicative note value on the applicable valuation date.

A “redemption date” is:

•      In the case of a holder redemption, the third business day following each valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

•      In the case of an issuer redemption, the fifth business day following the valuation date specified by us in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which we deliver such notice.

In the event that payment upon redemption is deferred beyond the original redemption date, penalty interest will not accrue or be payable with respect to that deferred payment.

Early Redemption Procedures

Holder Redemption Procedures

You may, subject to the minimum redemption amount described above, elect to redeem your ETNs on any redemption date. To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•      deliver a notice of redemption, in proper form, which is attached as Annex A, to us via facsimile or email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date.  If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•      deliver the signed confirmation of redemption to us via facsimile or email in the specified form by 5:00 p.m., New York City time, on the same day.  We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•      instruct your DTC custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price per ETN equal to the applicable closing indicative note value, facing Barclays DTC 5101; and

•      cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers.  Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines.  If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date.  Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

The redemption value is determined according to a formula which relies upon the closing indicative note value and will be calculated on a valuation date that will occur after the redemption notice is submitted.  It is not possible to publicly disclose, or for you to determine, the precise redemption value prior to your election to redeem.  The redemption value may be below the most recent intraday indicative note value or closing indicative note value of your ETNs at the time when you submit your redemption notice.

Issuer Redemption Procedures

We have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any business day on or after inception date until and including maturity.  If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of such ETNs not less than ten calendar days prior to the redemption date on which we intend to redeem the ETNs.  In this scenario, the final valuation date will be the date specified by us as such in such notice (subject to postponement in the event of a market disruption event as described above in this pricing supplement), and the ETNs will be redeemed on the fifth business day following such valuation date, but in no event prior to the tenth calendar day following the date on which we deliver such notice.

Default Amount on Acceleration

For the purpose of determining whether the holders of our medium-term notes, of which the ETNs are a part, are entitled to take any action under the Indenture, we will treat the stated principal amount of the ETNs outstanding as their principal amount.  Although the terms of the ETNs may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the ETNs.  This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the Indenture.  We discuss these matters in the attached prospectus under “Description of Debt Securities—Modification and Waiver” and “—Senior Events of Default; Dated Subordinated Enforcement Events and Remedies; Limitations on Suits.”

If an event of default occurs and the maturity of the ETNs is accelerated, the amount declared due and payable upon any acceleration of the ETNs will be determined by the calculation agent and will equal, for each ETN, the closing indicative note value on the date of acceleration.

Further Issuances

We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs.  If there is substantial demand for the ETNs, we may issue additional ETNs frequently.  We may consolidate the additional securities to form a single class with the outstanding ETNs.  However, we are under no obligation to sell additional ETNs at any time, and if we do sell additional ETNs, we may limit such sales and stop selling additional ETNs at any time.  We also reserve the right to cease or suspend sales of ETNs from inventory held by our affiliate Barclays Capital Inc. at any time.  If we limit, restrict or stop sales of ETNs, or if we subsequently resume sales of ETNs, the liquidity and trading price of the ETNs in the secondary market could be materially and adversely affected.

Discontinuance or Modification of the Index

If the index sponsor discontinues publication of the Index and Barclays Bank PLC or any other person or entity publishes an index that the calculation agent determines is comparable to the Index and the calculation agent approves such index as a successor index, then the calculation agent will determine the value of the Index on the applicable valuation date and the amount payable at maturity or upon early redemption by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and there is no successor index, or that the closing level of that Index is not available for any reason, on the date on which the value of that Index is required to be determined, the calculation agent will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate that Index.

If the calculation agent determines that the Index or the method of calculating the Index has been changed at any time in any respect, including whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, or is due to any other reason, then the calculation agent will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the value of the Index used to determine the amount payable on the maturity date or upon early redemption is equitable.

All determinations and adjustments to be made by the calculation agent may be made in the calculation agent’s sole discretion.  See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of the ETNs at maturity will be made to accounts designated by you and approved by us, or at the office of the Trustee in New York City, but only when the ETNs are surrendered to the Trustee at that office.  We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Role of Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent.  We may change the calculation agent without notice after the original issue date of the ETNs.  The calculation agent will, in its sole discretion, make all determinations regarding the value of the ETNs, including at maturity or upon early redemption, market disruption events, business days, index business days, trading days, valuation dates, the closing indicative note value, the daily interest and accrued interest, the daily investor fee, the index rolling cost, the maturity date, redemption dates, the default amount, the amount payable in respect of your ETNs at maturity or upon early redemption and any other calculations or determinations to be made by the calculation agent as specified herein in a commercially reasonable manner by reference to such factors as the calculation agent deems appropriate.  Absent manifest error, all determinations of the calculation agent will be final, conclusive, and binding on you and us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

The calculation agent reserves the right to make adjustments to correct errors contained in previously published information and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication.

CLEARANCE AND SETTLEMENT

DTC participants that hold the ETNs through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the ETNs and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the ETNs for the purposes we describe in the attached prospectus supplement under “Use of Proceeds and Hedging.”  We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the ETNs as described below.

In anticipation of the sale of the ETNs, we or our affiliates expect to enter into hedging transactions prior to or on the inception date involving purchases or sales of futures, swaps or options on interest rates or the Index, U.S. Treasury securities, Treasury futures contracts or other derivative instruments with returns linked to interest rates or the Index.  In addition, from time to time after we issue the ETNs, we or our affiliates may enter into additional hedging transactions or unwind those hedging transactions into which we have entered.

We or our affiliates may acquire a long or short position in securities similar to the ETNs from time to time and may, in our or their sole discretion, hold or resell those securities.

Our affiliate, Barclays Capital Inc., may make a market in the ETNs.  In connection with any such market making activities, Barclays Capital Inc. may acquire long or short positions in the ETNs, including through options or other derivative financial instruments linked to the ETNs, and may hedge such long or short positions by selling or purchasing the ETNs or entering into options or other derivative financial instruments linked to the ETNs.

We or our affiliates may close out our or their hedge positions on or before the final valuation date.  That step may involve purchases or sales of listed or over-the-counter futures, swaps, options on interest rates or the index, U.S. Treasury securities, Treasury futures contracts or derivative instruments with returns linked to interest rates or the Index, as well as other indices designed to track the Treasury futures contracts, the Index or other instruments in the interest rate market.

The hedging activity discussed above may have a negative effect on the market value of the ETNs from time to time and the amount payable at maturity or upon early redemption.  See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement, and when read in combination therewith, is the opinion of Davis Polk & Wardwell LLP, our special tax counsel.  The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith. This section applies to you only if you are a U.S. Holder (as defined below) and you hold an ETN as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including alternative minimum tax consequences and the application of the “Medicare contribution tax,” as well as the different consequences that may apply if you are subject to special treatment under the U.S. federal income tax laws, such as:

•     a financial institution;

•     an insurance company;

•     a “regulated investment company” as defined in Code Section 851;

•     a “real estate investment trust” as defined in Code Section 856;

•     a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;

•     a dealer in securities;

•     a person holding the ETNs as part of a hedging transaction, “straddle,” conversion transaction or integrated transaction, or who has entered into a “constructive sale” with respect to an ETN;

•     a person whose functional currency is not the U.S. dollar;

•     a trader in securities who elects to apply a mark-to-market method of tax accounting; or

•     a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this pricing supplement, all of which are subject to change, possibly with retroactive effect.  The effects of any applicable state, local, or non-U.S. tax laws are not discussed.  You should consult your tax advisor concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of the ETNs), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdictions.

Tax Treatment of the ETNs

In the opinion of our special tax counsel, which is based on current market conditions, it is reasonable to treat the ETNs for U.S. federal income tax purposes as prepaid forward contracts with respect to the Index that are not debt instruments.  The tax consequences of an investment in the ETNs are uncertain, however, and there is no direct legal authority as to the proper U.S. federal income tax treatment of the ETNs, and we do not intend to request a ruling from the IRS regarding them.  If the IRS or a court were not to respect this treatment, the timing and character of any income or loss on the ETNs could be materially and adversely affected.  Unless otherwise indicated, the following discussion assumes that the treatment of the ETNs as prepaid forward contracts that are not debt is correct.

Tax Consequences to U.S. Holders

You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of an ETN that is:

•     a citizen or individual resident of the United States;

•     a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state therein or the District of Columbia; or

•                  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

You should not recognize taxable income or loss over the term of the ETNs prior to maturity, other than pursuant to a sale, exchange, redemption, or “deemed exchange” as described below.  Upon a sale or exchange of an ETN (including early redemption or redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the ETN, which should equal the amount you paid to acquire it.  This gain or loss should be capital gain or loss, and should be long-term capital gain or loss if you have held the ETN for more than one year at that time.  The deductibility of capital losses is subject to limitations.

The IRS could assert that a “deemed” taxable exchange has occurred on one or more roll dates or index rebalance dates under certain circumstances.  If the IRS were successful in asserting that a taxable exchange has occurred, you could be required to recognize gain (but probably not loss), which would equal the amount by which the fair market value of the ETN exceeds your tax basis therein on the relevant roll date or index rebalance date.  Any gain recognized on a deemed exchange should be capital gain.  You should consult your tax advisor regarding the possible U.S. federal income tax consequences of index rolls or rebalancings.

Even if the treatment of the ETNs as prepaid forward contracts that are not debt instruments is respected, due to the lack of controlling authority there remain significant additional uncertainties regarding the tax consequences of your ownership and disposition of the ETNs.  For instance, you might be required to include amounts in income during the term of your ETNs and/or to treat all or a portion of the gain or loss on the sale or exchange of your ETNs as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held your ETNs.  It is also possible that you could be required to treat the ETNs as subject to Section 1256 of the Code, in which case you would be required to mark your ETNs to market annually, as if they were sold at their fair market value on the last business day of the taxable year, and your gain or loss would be treated as 40% short-term capital gain or loss and 60% long-term capital gain or loss, without regard to how long you had held the ETNs.

In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ETNs, possibly with retroactive effect.

Alternative Treatments.  The ETNs might not be treated as prepaid forward contracts.  For example, the ETNs might be treated as debt instruments, in which case your tax consequences would be governed by Treasury regulations relating to the taxation of “contingent payment debt instruments.”  In this event, regardless of whether you are an accrual-method or cash-method taxpayer, (i) in each year that you held your ETNs, you would be required to accrue into income original issue discount on your ETNs at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the ETNs (even though you will not receive any cash with respect to the ETNs prior to maturity or early redemption) and (ii) any income recognized upon a sale or exchange of your ETNs generally would be treated as interest income.  Additionally, if you recognized a loss above certain thresholds, you might be required to file a disclosure statement with the IRS.

Foreign Account Tax Compliance Withholding.  You should review the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders—Foreign Account Tax Compliance Withholding” in the accompanying prospectus supplement. The discussion in that section is modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds (other than amounts treated as interest) of the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

Backup Withholding and Information Reporting

You may be subject to information reporting.  You may also be subject to backup withholding on payments in respect of your ETNs unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules.

Amounts withheld under the backup withholding rules are not additional taxes, and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

THE TAX CONSEQUENCES TO YOU OF OWNING AND DISPOSING OF THE ETNS ARE UNCERTAIN.  YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF ETNS, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We sold a portion of the ETNs on the inception date at 100% of the stated principal amount through Barclays Capital Inc., our affiliate, as principal, in the initial distribution.  The remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent.  Sales of the ETNs by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.  Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs.

In connection with this offering, we will sell the ETNs to dealers (including our affiliate Barclays Capital Inc.) as principal, and such dealers (including our affiliate Barclays Capital Inc.) may then resell such ETNs to the public at varying prices that the dealers will determine at the time of resale.  In addition, such dealers may make a market in the ETNs, although none of them are obligated to do so and any of them may stop doing so at any time without notice.  This prospectus (including this pricing supplement and the accompanying prospectus and prospectus supplement) may be used by such dealers in connection with market-making transactions.  In these transactions, dealers may resell an ETN covered by this prospectus that they acquire from us or from other holders after the original offering and sale of the ETNs, or they may sell an ETN covered by this prospectus in short sale transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the ETNs in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933, as amended (the “Securities Act”).  Among other activities, broker-dealers and other persons may make short sales of the ETNs and may cover such short positions by borrowing ETNs from us or our affiliates or by purchasing ETNs from us or our affiliates subject to our obligation to repurchase such ETNs at a later date.  As a result of these activities, these market participants may be deemed statutory underwriters.  A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus delivery and liability provisions of the Securities Act.  This prospectus will be deemed to cover any short sales of ETNs by market participants who cover their short positions with ETNs borrowed or acquired from us or our affiliates in the manner described above.

The ETNs are not intended to be offered, sold or otherwise made available to and may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA Retail Investor”). For these purposes, an EEA Retail Investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended from time to time, “MiFID”); (ii) a customer within the meaning of Directive 2002/92/EC (as amended from time to time), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended from time to time, including by Directive 2010/73/EU). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended from time to time, the “PRIIPs Regulation”) for offering or selling the ETNs or otherwise making them available to EEA Retail Investors has been prepared and therefore offering or selling such ETNs or otherwise making them available to any EEA Retail Investor may be unlawful under the PRIIPs Regulation.

VALIDITY OF THE ETNS

Restated below is the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, delivered on July 14, 2014, related to the ETNs:

“In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the ETNs offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such ETNs will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of July 14, 2014 and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 20, 2014, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 20, 2014, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP.  A telephone search with the Companies Court in London of the Central Index of Winding Up Petitions on July 8, 2014 revealed an outstanding petition against Barclays Bank PLC (the petition was filed on July 7, 2014).  The hearing for this petition (reference number 4882/2014) is set for September 8, 2014.  If not dismissed, this petition may materially affect the matters opined on in the above referenced opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the ETNs and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated June 20, 2014, which has been filed as an exhibit to the report on Form 6-K referred to above.”

ANNEX A

NOTICE OF REDEMPTION

Email or Fax to:  etndesk@barclays.com or 212-412-1232

Subject:   Barclays Inverse US Treasury Composite ETN Notice of Redemption, CUSIP No. 06742W570

[BODY OF EMAIL OR FAX]

Name of holder:  [ ]

Number of ETNs to be redeemed:  [ ]

Applicable Valuation Date:  [ ], 20[ ]

Contact Name:  [ ]

Telephone #:  [ ]

Acknowledgement: I acknowledge that the ETNs specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the redemption of the ETNs are satisfied.

A-1

ANNEX B

CONFIRMATION OF REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax:      212-412-1232

Email:   etndesk@barclays.com

Dear Sir/Madam:

The undersigned holder of Barclays Bank PLC’s Global Medium-Term Notes, Series A, Barclays Inverse US Treasury Composite Exchange Traded Notes (the “ETNs”) due July 24, 2024 CUSIP No. 06742W570, redeemable for a cash amount based on Barclays Inverse US Treasury Futures Composite Index™ hereby irrevocably elects to exercise, on the redemption date of ____________, with respect to the number of ETNs indicated below, as of the date hereof, the redemption right as described in the prospectus relating to the ETNs (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the ETNs (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of ETNs specified below at a price per ETN equal to the applicable closing indicative note value, facing Barclays DTC 5101 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the redemption date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of ETNs surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

(You must redeem at least 20,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.)

B-1

BARCLAYS BANK PLC

$100,000,000

Barclays Inverse US Treasury Composite ETN

GLOBAL MEDIUM-TERM NOTES, SERIES A

_________________

Pricing Supplement

February 21, 2019

(to Prospectus dated March 30, 2018 and
Prospectus Supplement dated July 18, 2016)